The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.
 Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-262908
Subject to Completion, dated February 21, 2024
PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated February 22, 2022)
$
AbbVie Inc.
$    % SENIOR NOTES DUE 20
$    % SENIOR NOTES DUE 20
$    % SENIOR NOTES DUE 20
$    % SENIOR NOTES DUE 20
$    % SENIOR NOTES DUE 20
$    % SENIOR NOTES DUE 20
Interest on each series of Notes is payable on           and           of each year, commencing           , 2024.
AbbVie Inc., a Delaware corporation (the “Company” or the “Issuer”), is offering $        aggregate principal amount of its     % senior notes due 20  (the “20  Notes”), $      aggregate principal amount of its     % senior notes due 20  (the “20  Notes”), $      aggregate principal amount of its    % senior notes due 20  (the “20  Notes”), $      aggregate principal amount of its    % senior notes due 20  (the “20  Notes”), $      aggregate principal amount of its    % senior notes due 20  (the “20  Notes”) and $      aggregate principal amount of its    % senior notes due 20  (the “20  Notes,” and together with the 20  Notes, the 20  Notes, the 20  Notes, the 20  Notes and the 20  Notes, the “Notes”). Each of the 20  Notes, the 20  Notes, the 20  Notes, the 20  Notes, the 20  Notes and the 20  Notes is referred to as a “series” of Notes.
The Notes will be unsecured, unsubordinated obligations of the Company and will rank equally in right of payment with all of the Company’s existing and future unsecured, unsubordinated indebtedness, liabilities and other obligations. The Notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. The Notes will not be listed on any securities exchange. Currently there is no public market for any series of the Notes.
The Company intends to use the net proceeds from the sale of the Notes (i) to repay loans incurred under the New Term Facility (as defined herein) (which loans were used to fund a portion of the ImmunoGen merger consideration (as defined herein)), (ii) together with cash on hand, to fund the Cerevel merger consideration (as defined herein) and to repay certain indebtedness of Cerevel (as defined herein) and its subsidiaries, (iii) to repay outstanding borrowings under the Company’s commercial paper program, (iv) to pay fees and expenses in respect of the foregoing, and (v) for general corporate purposes.
The Company may redeem some or all of each series of Notes at any time at redemption prices described in this prospectus supplement under the caption “Description of Notes — Optional Redemption.”
Investing in the Notes involves risks. Please read “Risk Factors” included or incorporated by reference herein, as described beginning on page S-13 of this prospectus supplement.
	Public offering price(1)		Underwriting discount		Proceeds, before expenses, to us
Per 20 Note		%		%		%
Per 20 Note		%		%		%
Per 20 Note		%		%		%
Per 20 Note		%		%		%
Per 20 Note		%		%		%
Per 20 Note		%		%		%
Totals	$		$		$

(1)
Plus accrued interest from, and including,            , 2024, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the Notes to purchasers in book-entry form only through the facilities of The Depository Trust Company for the benefit of its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, Luxembourg on or about            , 2024.

Joint Book-Running Managers
Morgan Stanley J.P. Morgan BofA Securities Citigroup
The date of this prospectus supplement is            , 2024.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
On February 22, 2022, we filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 utilizing a shelf registration process relating to the securities described in this prospectus supplement, which became effective upon filing.
This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the Notes the Company is offering and certain other matters relating to the Company. The second part, the accompanying prospectus, gives more general information about debt securities that the Company may offer from time to time, some of which may not apply to the Notes the Company is offering. The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. This information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC, to the extent incorporated by reference, will automatically update and supersede this information. See “Information Incorporated by Reference.” You should read this prospectus supplement along with the accompanying prospectus, as well as the documents incorporated by reference. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

We have not, and the underwriters have not, authorized any dealer, salesman or other person to provide you with any information or to make any representation other than those contained or incorporated by reference into this prospectus supplement or the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the Notes offered hereby, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement and the accompanying prospectus is delivered or securities are sold on a later date.

Except as otherwise provided herein, as used in this prospectus supplement, the terms “Issuer” and “Company” refer to AbbVie Inc., a Delaware corporation, and not to any of its subsidiaries; and “AbbVie,” “we,” “us” and “our” refer to AbbVie Inc. and its consolidated subsidiaries.

SUMMARY
The following summary highlights information contained elsewhere in this prospectus supplement and the documents we incorporate by reference and is qualified in its entirety by the more detailed information and consolidated financial statements included elsewhere in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference into this prospectus supplement. This summary is not complete and may not contain all of the information that may be important to you. You should carefully read the following summary together with the entire prospectus supplement, including the “Risk Factors” section, the accompanying prospectus and our consolidated financial statements and notes to those statements, before making an investment decision.
Company Overview
AbbVie is a global, diversified research-based biopharmaceutical company positioned for success with a comprehensive product portfolio that has leadership positions across immunology, oncology, aesthetics, neuroscience and eye care. AbbVie uses its expertise, dedicated people and unique approach to innovation to develop and market advanced therapies that address some of the world’s most complex and serious diseases.
AbbVie’s products are generally sold worldwide directly to wholesalers, distributors, government agencies, health care facilities, specialty pharmacies and independent retailers from AbbVie-owned distribution centers and public warehouses. Certain products (including aesthetic products and devices) are also sold directly to physicians and other licensed healthcare providers. In the United States, AbbVie distributes pharmaceutical products principally through independent wholesale distributors, with some sales directly to retailers, pharmacies, patients or other customers. Outside the United States, AbbVie sells products primarily to wholesalers or through distributors, and depending on the market works through largely centralized national payers systems to agree on reimbursement terms. Certain products are co-marketed or co-promoted with other companies. AbbVie operates as a single global business segment and has approximately 50,000 employees.
Our Products
AbbVie’s portfolio of products includes a broad line of therapies that address some of the world’s most complex and serious diseases.
Immunology products.   AbbVie maintains an extensive immunology portfolio across rheumatology, dermatology and gastroenterology. AbbVie’s immunology products address unmet needs for patients with autoimmune diseases. These products are:
HUMIRA.   HUMIRA (adalimumab) is a biologic therapy administered as a subcutaneous injection. It is approved to treat the following autoimmune diseases in the United States, Canada and Mexico (collectively, “North America”), and in the European Union:
Condition	Principal Markets
Rheumatoid arthritis (moderate to severe)	North America, European Union
Psoriatic arthritis	North America, European Union
Ankylosing spondylitis	North America, European Union
Adult Crohn’s disease (moderate to severe)	North America, European Union
Plaque psoriasis (moderate to severe chronic)	North America, European Union
Juvenile idiopathic arthritis (moderate to severe polyarticular)	North America, European Union
Ulcerative colitis (moderate to severe)	North America, European Union
Axial spondyloarthropathy	European Union
Pediatric Crohn’s disease (moderate to severe)	North America, European Union
Hidradenitis suppurativa (moderate to severe)	North America, European Union
Pediatric enthesitis-related arthritis	European Union

Condition	Principal Markets
Non-infectious intermediate, posterior and panuveitis	North America, European Union
Pediatric ulcerative colitis (moderate to severe)	U.S., Canada, European Union
Pediatric uveitis	North America, European Union
HUMIRA is also approved in Japan for the treatment of intestinal Behçet’s disease and pyoderma gangrenosum.
HUMIRA is sold in numerous other markets worldwide, including Japan, China, Brazil and Australia, and accounted for approximately 27% of AbbVie’s total net revenues in 2023.
SKYRIZI.   Skyrizi (risankizumab) is an interleukin-23 (“IL-23”) inhibitor that selectively blocks IL-23 by binding to its p19 subunit. It is a biologic therapy approved to treat the following autoimmune diseases in North America, the European Union and Japan:
Condition	Principal Markets
Plaque psoriasis (moderate to severe)	North America, European Union, Japan
Psoriatic arthritis	U.S., European Union
Crohn’s disease (moderate to severe)	U.S., Canada, European Union
Skyrizi is also approved in Japan for the treatment of plaque psoriasis, psoriatic arthritis, erythrodermic psoriasis in patients who have an inadequate response to conventional therapies, and for induction and maintenance in moderately to severely active Crohn’s disease.
Skyrizi is approved in multiple countries globally, including the United States, Canada and the European Union, for the treatment of moderate to severe plaque psoriasis in adults who are candidates for systemic therapy or phototherapy. In psoriatic disease (psoriasis or psoriatic arthritis), Skyrizi is administered as a quarterly subcutaneous injection following two induction doses. When administered for Crohn’s disease, Skyrizi is given in three induction doses via IV infusion, followed by subcutaneous injection via an on-body injector every eight weeks.
RINVOQ.   Rinvoq (upadacitinib) is an oral, once-daily selective and reversible Janus kinase (“JAK”) inhibitor that is approved to treat the following inflammatory diseases in North America, the European Union and Japan:
Condition	Principal Markets
Rheumatoid arthritis (moderate to severe)	North America, European Union, Japan
Psoriatic arthritis	U.S., Canada, European Union, Japan
Ankylosing spondylitis	U.S., European Union
Atopic dermatitis (moderate to severe)	U.S., Canada, European Union, Japan
Axial spondyloarthropathy	U.S., European Union
Ulcerative colitis (moderate to severe)	U.S., European Union
Crohn’s disease (moderate to severe)	U.S., European Union
In the United States, Rinvoq is indicated for both the treatment of moderate to severe active rheumatoid arthritis, for active psoriatic arthritis, for moderately to severely active ulcerative colitis, for active ankylosing spondylitis and for active non-radiographic axial spondyloarthritis in adult patients who have an inadequate response or intolerance to one or more tumor necrosis factor (“TNF”) blockers. It is also indicated for the treatment of Crohn’s disease in adult patients who have an inadequate response or intolerance to one or more TNF blockers and for moderate to severe atopic dermatitis in adults and children 12 years of age and older whose disease is not adequately controlled with other systemic drug products, including biologics, or when use of those therapies are inadvisable.
In the European Union, Rinvoq is indicated for the treatment of moderate to severe rheumatoid arthritis in adults, for active psoriatic arthritis in adults who have an inadequate response or intolerance to disease-modifying anti-rheumatic medicines, and for active axial spondyloarthritis in adults. It is also indicated for the treatment of Crohn’s disease in adult patients who have an inadequate response or intolerance to one or more TNF blockers and for moderate to severe atopic dermatitis in adults and children 12 years of age and older, and for moderately to severely active ulcerative colitis in adults.
Oncology products.   AbbVie’s oncology products target some of the most complex and difficult-to-treat cancers. These products are:
IMBRUVICA.   IMBRUVICA (ibrutinib) is an oral, once-daily therapy that inhibits a protein called Bruton’s tyrosine kinase. IMBRUVICA was one of the first medicines to receive approval from the U.S. Food and Drug Administration (“FDA”) after being granted a Breakthrough Therapy Designation and IMBRUVICA is one of the few therapies to receive four separate designations. Imbruvica currently is approved for the treatment of adult patients with blood cancers such as chronic lymphocytic leukemia (“CLL”), as well as certain forms of non-Hodgkin lymphoma. Imbruvica is approved in adult and pediatric patients one year and older with chronic graft versus host disease after failure of one or more lines of systemic therapy.
VENCLEXTA/VENCLYXTO.   VENCLEXTA (venetoclax) is a B-cell lymphoma 2 inhibitor used to treat blood cancers. Venclexta is approved by the FDA for adults with CLL or small lymphocytic lymphoma. In addition, Venclexta is approved in combination with azacitidine, or decitabine, or low-dose cytarabine to treat adults with newly-diagnosed acute myeloid leukemia who are 75 years of age or older or have other medical conditions that prevent the use of standard chemotherapy.
EPKINLY.   Epkinly (epcoritimab) is a product used to treat adults with certain types of diffuse large B-cell lymphoma and high-grade B-cell lymphoma that has recurred or that does not respond to previous treatment after receiving two or more treatments. Epkinly is administered as a subcutaneous injection.
ELAHERE.   Elahere (mirvetuximab soravtansine-gynx) is an antibody-drug conjugate used to treat certain types of cancer. On November 14, 2022, the FDA granted accelerated approval for the treatment of adult patients with FRα positive, platinum-resistant epithelial ovarian, fallopian tube, or primary peritoneal cancer, who have received one to three prior systemic treatment regimens. Continued approval may be contingent upon verification and description of clinical benefit in a confirmatory trial.
Aesthetic products.   AbbVie’s aesthetics products consist of facial injectables, plastics and regenerative medicine, body contouring and skincare products, which hold market-leading positions in the U.S. and in key markets around the world. These products are:
BOTOX COSMETICS.   Botox Cosmetic is an acetylcholine release inhibitor and a neuromuscular blocking agent indicated for treatment in three areas: temporary improvement in the appearance of moderate to severe glabellar lines (frown lines between the eyebrows), moderate to severe crow’s feet and moderate to severe forehead lines in adults. Having received its initial FDA approval in 2002, Botox Cosmetic is now approved for use in all major markets around the world.
JUVEDERM COLLECTION OF FILLERS.   The Juvederm Collection of Fillers is a portfolio of hyaluronic acid-based dermal fillers with a variety of approved indications in the U.S. and in key markets around the world to augment or treat volume loss in the cheeks, chin, lips and lower face.
OTHER AESTHETICS.   Other aesthetics products include, but are not limited to, Alloderm regenerative dermal tissue, Coolsculpting body contouring technology, Natrelle breast implants, the SkinMedica skincare line, Latisse eyelash solution and DiamondGlow dermabrasion technology.
Neuroscience products.   AbbVie’s neuroscience products address some of the most difficult-to-treat neurologic diseases. These products are:
BOTOX THERAPEUTIC.   Botox Therapeutic (onabotulinumtoxinA injection) is an acetylcholine release inhibitor and a neuromuscular blocking agent that is injected into muscle tissue. In the United States, it is approved to treat numerous indications, including chronic migraine, overactive bladder in adults who have an inadequate response to an anticholinergic medication, and urinary incontinence due to detrusor overactivity associated with a neurologic condition in adults who have an inadequate response to an anticholinergic medication. In addition, Botox Therapeutic is approved to treat spasticity in patients two years of age and older, cervical dystonia in adults, as well as other conditions. Botox is marketed in other countries around the world and licenses will vary. Botox Therapeutic is marketed by GSK in Japan.
VRAYLAR.   Vraylar (cariprazine) is a dopamine D3-preferring D3/D2 receptor partial agonist and a 5-HT1A receptor partial agonist. Vraylar is indicated for acute and maintenance treatment of schizophrenia in adults, acute treatment of manic or mixed episodes associated with bipolar I disorder in adults, acute treatment of depressive episodes associated with bipolar I disorder in adults and as an adjunctive treatment in major depressive disorder.
DUOPA AND DUODOPA (CARBIDOPA AND LEVODOPA).   AbbVie’s levodopa-carbidopa intestinal gel for the treatment of advanced Parkinson’s disease is marketed as Duopa in the United States and as Duodopa outside of the United States.
UBRELVY.   Ubrelvy (ubrogepant) is a calcitonin gene-related peptide receptor antagonist indicated for the acute treatment of migraine with or without aura in adults. Ubrelvy is commercialized in the United States, Israel, Saudi Arabia, United Arab Emirates and Canada.
QULIPTA.   Qulipta (atogepant) is a calcitonin gene-related peptide receptor antagonist indicated for the preventive treatment of episodic and chronic migraine in adults. Qulipta is commercialized in the United States and Canada and is approved in the European Union under the brand name Aquipta.
Eye care products.   AbbVie’s eye care products address unmet needs and new approaches to help preserve and protect patients’ vision. These products are:
OZURDEX.   Ozurdex (dexamethasone intravitreal implant) is a corticosteroid implant that slowly releases medication over time. Injected directly into the back of the eye, it dissolves naturally and does not need to be removed. Ozurdex is indicated for the treatment of adult patients with visual impairment due to diabetic macular oedema (DME), adult patients with macular oedema following either Branch Retinal Vein Occlusion (BRVO) or Central Retinal Vein Occlusion (CRVO) and patients with inflammation of the posterior segment of the eye presenting as non-infectious uveitis. Ozurdex® is commercially available in the United States and numerous markets around the world.
LUMIGAN/GANFORT.   Lumigan (bimatoprost ophthalmic solution) 0.01% is a once daily, topical prostaglandin analog indicated for the reduction of elevated intraocular pressure (“IOP”) in patients with open angle glaucoma (“OAG”) or ocular hypertension (“OHT”). Ganfort is a once daily topical fixed combination of bimatoprost 0.03% and timolol 0.5% for the reduction of IOP in adult patients with OAG or OHT. Lumigan is sold in the United States and numerous markets around the world, while Ganfort is approved in the European Union and some markets in South America, the Middle East and Asia.
ALPHAGAN/COMBIGAN.   Alphagan (brimonidine tartrate ophthalmic solution) is an alpha-adrenergic receptor agonist indicated for the reduction of elevated IOP in patients with open-angle glaucoma or ocular hypertension. Combigan (brimonidine tartrate/timolol maleate ophthalmic solution) is approved for reducing elevated IOP in patients with glaucoma who require additional or adjunctive IOP-lowering therapy. Both Alphagan and Combigan are available for sale in the United States and numerous markets around the world.
RESTASIS.   Restasis is a calcineurin inhibitor immunosuppressant indicated to increase tear production in patients whose tear production is presumed to be suppressed due to ocular inflammation associated with keratoconjunctivitis sicca. Restasis is approved in the United States and a number of other markets in South America, the Middle East and Asia.
OTHER EYE CARE.   Other eye care products include Refresh/Optive, Xen and Durysta.
Other key products.   AbbVie’s other key products include, among other things, treatments for patients with hepatitis C virus (“HCV”), metabolic and hormone products that target a number of conditions, including exocrine pancreatic insufficiency and hypothyroidism, as well as endocrinology products for the palliative treatment of advanced prostate cancer, treatment of endometriosis and central precocious puberty and for the preoperative treatment of patients with anemia caused by uterine fibroids. These products are:

MAVYRET/MAVIRET.   Mavyret (glecaprevir/pibrentasvir) is approved in the United States and European Union (Maviret) for the treatment of adult and pediatric patients (12 years and older or weighing at least 45 kilograms) with chronic HCV genotype 1-6 infection without cirrhosis and with compensated cirrhosis (Child-Pugh A). It is also indicated for the treatment of adult and pediatric patients (12 years and older or weighing at least 45 kilograms) with HCV genotype 1 infection, who previously have been treated with a regimen containing an HCV NS5A inhibitor or an NS3/4A protease inhibitor, but not both.
CREON.   Creon (pancrelipase) is a pancreatic enzyme therapy for exocrine pancreatic insufficiency, a condition that occurs in patients with cystic fibrosis, chronic pancreatitis and several other conditions.
LUPRON.   Lupron (leuprolide acetate), which is also marketed as Lucrin and Lupron Depot, is a product for the palliative treatment of advanced prostate cancer, treatment of endometriosis and central precocious puberty and for the preoperative treatment of patients with anemia caused by uterine fibroids. Lupron is approved for daily subcutaneous injection and one-month, three-month, four-month and six-month intramuscular injection.
LINZESS/CONSTELLA.   Linzess (linaclotide) is a once-daily guanylate cyclase-C agonist used in adults to treat irritable bowel syndrome with constipation and chronic idiopathic constipation. The product is marketed as Linzess in the United States and as Constella outside of the United States.
SYNTHROID.   Synthroid (levothyroxine sodium tablets, USP) is used in the treatment of hypothyroidism.
AbbVie has the rights to sell Creon and Synthroid only in the United States.
Recent Developments
Acquisition of ImmunoGen
On February 12, 2024, AbbVie acquired all outstanding shares of common stock of ImmunoGen, Inc., a Massachusetts corporation (“ImmunoGen”), for $31.26 per share, or approximately $10.1 billion in aggregate cash consideration (the “ImmunoGen merger consideration”), pursuant to the Agreement and Plan of Merger (the “ImmunoGen Acquisition Agreement”), dated as of November 30, 2023, by and among AbbVie, Athene Subsidiary LLC, a Delaware limited liability company and wholly owned subsidiary of AbbVie (“Intermediate Sub”), Athene Merger Sub Inc., a Massachusetts corporation and wholly owned subsidiary of Intermediate Sub and ImmunoGen. The consideration was financed with a combination of cash on our balance sheet and the proceeds of the New Term Facility (as defined below).
ImmunoGen’s pipeline complements AbbVie’s existing oncology pipeline, with potential to be transformative across multiple solid tumors and hematologic malignancies. ImmunoGen’s late-stage development programs for ELAHERE provide opportunity to expand into earlier lines of therapy and additional patient populations.
The foregoing description of the ImmunoGen acquisition (the “ImmunoGen Acquisition”) and the ImmunoGen Acquisition Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the ImmunoGen Acquisition Agreement. For more information regarding the ImmunoGen Acquisition, see “Where to Obtain More Information” in this prospectus supplement.
Pending Acquisition of Cerevel
On December 6, 2023, we entered into an Agreement and Plan of Merger (as amended, supplemented, restated or modified from time to time, the “Cerevel Acquisition Agreement” and, together with the ImmunoGen Acquisition Agreement, the “Acquisition Agreements” and each an “Acquisition Agreement”), by and among AbbVie, Symphony Harlan LLC, a Delaware limited liability company and wholly owned subsidiary of AbbVie (“Symphony Intermediate Holdco”), Symphony Harlan Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Symphony Intermediate Holdco (“Symphony Merger Sub”) and Cerevel, a Delaware corporation. Pursuant to the Cerevel Acquisition Agreement, Symphony Merger Sub will be merged with and into Cerevel, with Cerevel continuing as the surviving corporation and as a wholly owned subsidiary of AbbVie (the “Cerevel Acquisition”). Subject to the terms and conditions of the Cerevel Acquisition Agreement, at the effective time of the Cerevel Acquisition (the “Cerevel effective time”), each outstanding share of common stock, par value $0.0001 per share (the “Cerevel Shares”) (other than (i) Cerevel Shares owned by Cerevel, AbbVie, Symphony Intermediate Holdco, Symphony Merger Sub or any of their respective direct or indirect wholly owned subsidiaries immediately prior to the Cerevel effective time and (ii) Cerevel Shares as to which dissenters’ rights have been properly perfected) will be converted in the Cerevel Acquisition into the right to receive $45.00 per share in cash, without interest and subject to applicable withholding taxes (the “Cerevel merger consideration”). In addition, immediately prior to the Cerevel effective time, (i) each outstanding option to purchase Cerevel Shares (each, a “Cerevel Option”), whether vested or unvested, will be automatically cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (A) the number of Cerevel Shares underlying such Cerevel Option immediately prior to the Cerevel effective time and (B) the excess, if any, of the Cerevel merger consideration over the per share exercise price under such Cerevel Option, subject to deduction for any required withholding under applicable tax law, (ii) each outstanding award of Cerevel restricted stock units (“Cerevel RSU Award”) that was granted prior to the date of the Cerevel Acquisition Agreement (each, an “Existing Cerevel RSU Award”) will be automatically cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (A) the number of Cerevel Shares underlying such Existing Cerevel RSU Award immediately prior to the Cerevel effective time multiplied by (B) the Cerevel merger consideration, subject to any applicable withholding taxes, (iii) (A) fifty percent (50%) of each outstanding Cerevel RSU Award that is granted on or after the date of the Cerevel Acquisition Agreement (each, a “New Cerevel RSU Award”) shall be treated in the same manner as the Existing Cerevel RSU Awards as set forth in (ii), above, and (B) the remaining fifty percent (50%) of each New Cerevel RSU Award that is outstanding immediately prior to the Cerevel effective time will be automatically assumed by AbbVie and converted into an AbbVie restricted stock unit award (each, an “Assumed RSU Award”) on the same terms and conditions as applied to each such New Cerevel RSU Award immediately prior to the Cerevel effective time, except that each Assumed RSU Award will cover a number of shares of AbbVie common stock determined based on the Equity Award Exchange Ratio (as defined in the Cerevel Acquisition Agreement) and (iv) each outstanding award of Cerevel restricted stock unit subject to performance-based vesting or forfeiture conditions (each, a “Cerevel PSU Award”) will automatically be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (A) the aggregate number of Cerevel Shares subject to such Cerevel PSU Award, determined assuming that the applicable performance goals have been deemed to be achieved at the greater of target and actual level of performance as determined by Cerevel’s Board of Directors (or, if applicable, the committee administering Cerevel’s 2020 Equity Incentive Plan) in its reasonable discretion multiplied by (B) the Cerevel merger consideration, less any applicable withholding taxes. We estimate the aggregate amount of cash consideration required in connection with the Cerevel merger consideration to be approximately $8.7 billion, plus related fees and expenses. See “Where to Obtain More Information.”
Under the terms of the Cerevel Acquisition Agreement, the completion of the Cerevel Acquisition is subject to certain customary closing conditions, including, among others: (i) the expiration or termination of the waiting period applicable to the Cerevel Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of other approvals under specified antitrust laws; (ii) the absence of any binding order, judgment, award, decision, decree, injunction, ruling, writ or assessment prohibiting or preventing the consummation of the Cerevel Acquisition and the absence of any applicable law that prevents, prohibits or makes illegal the consummation of the Cerevel Acquisition; (iii) the approval of the Cerevel Acquisition Agreement by the affirmative vote of the holders of at least a majority of the outstanding Cerevel Shares entitled to vote thereon; (iv) the accuracy of the parties’ respective representations and warranties in the Cerevel Acquisition Agreement, subject to specified materiality qualifications; (v) compliance by the parties with their respective covenants in the Cerevel Acquisition Agreement in all material respects; and (vi) the absence of a material adverse effect with respect to Cerevel on or after the date of the Cerevel Acquisition Agreement. There can be no assurance that all of the conditions to the Cerevel Acquisition will be so satisfied or waived, or that we, Symphony Intermediate Holdco, Symphony Merger Sub and Cerevel will be able to consummate the Cerevel Acquisition on a timely basis or at all. If these conditions are not satisfied or waived, AbbVie and Cerevel will be unable to complete the Cerevel Acquisition.
AbbVie and Cerevel may each terminate the Cerevel Acquisition Agreement under certain specified circumstances, including: (i) if the Cerevel Acquisition is not consummated by September 6, 2024 (as it may be extended under the Cerevel Acquisition Agreement, the “Cerevel termination date”), which Cerevel termination date will be automatically extended to December 5, 2024, if certain regulatory closing conditions remain the only conditions not satisfied or waived as of September 6, 2024 (except for those conditions that by their terms must be satisfied at the closing, provided that such conditions would have been so satisfied if the closing would have occurred on the date of termination), which extended Cerevel termination date will automatically be further extended to March 5, 2025, if certain regulatory closing conditions remain the only conditions not satisfied or waived as of December 5, 2024 (except for those conditions that by their terms must be satisfied at the closing, provided that such conditions would have been so satisfied if the closing would have occurred on the date of termination), and which extended Cerevel termination date will automatically be further extended to June 3, 2025, if certain regulatory closing conditions remain the only conditions not satisfied or waived as of March 5, 2025 (except for those conditions that by their terms must be satisfied at the closing, provided that such conditions would have been so satisfied if the closing would have occurred on the date of termination); (ii) if any court of competent jurisdiction or other governmental body of competent jurisdiction has issued a final order, decree or ruling, or taken any other final action permanently restraining, enjoining or otherwise prohibiting the Cerevel Acquisition and such order, decree, ruling or other action has become final and non-appealable; (iii) if the approval of the Cerevel stockholders is not obtained upon a vote taken thereon at the Cerevel special meeting; (iv) if the other party breaches its representations or fails to perform its covenants such that the conditions to closing fail to be satisfied (subject to a cure period); and (iv) by AbbVie if Cerevel’s board of directors makes a change in board recommendation with respect to the proposed transaction or by Cerevel to enter into a “superior proposal.” In certain circumstances in connection with the termination of the Cerevel Acquisition Agreement, including if Cerevel’s board of directors changes or withdraws its recommendation of the Cerevel Acquisition to its shareholders or terminates the Cerevel Acquisition Agreement to enter into an agreement with respect to a superior proposal, Cerevel will be required to pay AbbVie a termination fee of $283.1 million in cash. In addition, the Cerevel Acquisition Agreement provides that AbbVie will be required to pay Cerevel a termination fee of $653.3 million in connection with the termination of the Cerevel Acquisition Agreement, subject to certain limitations set forth in the Cerevel Acquisition Agreement, if the Cerevel Acquisition Agreement is terminated by either party as a result of (i) certain regulatory closing conditions relating to antitrust laws not having been satisfied as of the Cerevel termination date or (ii) if any court of competent jurisdiction or other governmental body of competent jurisdiction has issued a final order, decree or ruling, or taken any other final action, in each case, in connection with any antitrust law, permanently restraining, enjoining or otherwise prohibiting the Cerevel Acquisition, and such order, decree, ruling or other action has become final and non-appealable.
The Company expects that the Cerevel Acquisition will be completed in 2024, subject to the expiration or termination of the waiting period under the HSR Act and the satisfaction or waiver of the other closing conditions specified in the Cerevel Acquisition Agreement. The completion of this offering of the Notes is not contingent on the consummation of the Cerevel Acquisition, nor is the Cerevel Acquisition contingent on this offering.
Cerevel’s neuroscience pipeline of multiple clinical-stage and preclinical candidates is expected to complement AbbVie’s existing neuroscience portfolio, with potential to expand further across several diseases including schizophrenia, Parkinson’s disease (PD) and mood disorders. The acquisition is expected to bring in a wide range of assets that could help AbbVie in its mission to transform standards of care across psychiatric and neurological disorders.
The foregoing description of the Cerevel acquisition (the “Cerevel Acquisition” and together with the ImmunoGen Acquisition, the “Acquisitions”) and the Cerevel Acquisition Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Cerevel Acquisition Agreement. For more information regarding the Cerevel Acquisition, see “Where to Obtain More Information” in this prospectus supplement.
364-Day Term Loan
On December 21, 2023, we entered into a new 364-day unsecured delayed draw term loan facility (the “New Term Facility”) with JPMorgan Chase Bank, N.A., as administrative agent, and certain other financial institutions, as lenders, pursuant to which such financial institutions agreed to provide, subject to the satisfaction of customary closing conditions, up to $5.0 billion of senior unsecured term loans for the purpose of financing a portion of one (but not both) of the ImmunoGen Acquisition and the Cerevel Acquisition, repaying certain existing indebtedness of either (but not both) of ImmunoGen and its subsidiaries or Cerevel and its subsidiaries, as applicable, and otherwise paying related fees and expenses. On February 12, 2024, we borrowed all $5.0 billion under the facility, the proceeds of which were used to fund in part the ImmunoGen merger consideration, to repay or otherwise satisfy the obligations in respect of certain indebtedness of ImmunoGen and its subsidiaries and to pay fees and expenses in connection with the foregoing.
AbbVie’s borrowings under the New Term Facility bear interest, at AbbVie’s option, based on either a base rate or a SOFR rate, plus an applicable margin based on AbbVie’s credit ratings in effect from time to time. Based on AbbVie’s credit rating on the date hereof, the applicable margin is 0.875%.
Bridge Loan Commitment Letter
In connection with our entry into the Acquisition Agreements, we obtained a commitment letter from Morgan Stanley Senior Funding, Inc. and certain other financial institutions (collectively, the “Commitment Parties”), pursuant to which the Commitment Parties agreed to provide, subject to the satisfaction of customary closing conditions, up to $9.0 billion of senior unsecured bridge term loans (the “Bridge Facility”) for the purpose of financing all or a portion of the consideration payable by us pursuant to the Acquisition Agreements, repaying certain indebtedness of ImmunoGen, Cerevel and their respective subsidiaries, and otherwise paying related fees and expenses. The commitments under the Bridge Facility will be reduced by, among other things, the net proceeds from the issuance of the Notes offered hereby.
Our Corporate Information
AbbVie was incorporated in Delaware on April 10, 2012. On January 1, 2013, AbbVie became an independent, publicly-traded company as a result of the distribution by Abbott Laboratories (“Abbott”) of 100 percent of the outstanding common stock of AbbVie to Abbott’s shareholders. AbbVie’s common stock began trading “regular-way” under the ticker symbol “ABBV” on the New York Stock Exchange on January 2, 2013.
AbbVie also maintains an Internet site at www.abbvie.com. AbbVie’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.
AbbVie is a Delaware corporation. The address of AbbVie’s principal executive offices is 1 North Waukegan Road, North Chicago, Illinois 60064. AbbVie’s telephone number is (847) 932-7900.

The Offering
The summary below describes the principal terms of the Notes offered hereby. Certain of the terms and conditions described below are subject to important limitations and exceptions. You should carefully review the “Description of Notes” section of this prospectus supplement, which contains a more detailed description of the terms and conditions of the Notes.
Issuer
AbbVie Inc.
Securities Offered
$      aggregate principal amount of 20   Notes.
$      aggregate principal amount of 20   Notes.
$      aggregate principal amount of 20   Notes.
$      aggregate principal amount of 20   Notes.
$      aggregate principal amount of 20   Notes.
$      aggregate principal amount of 20   Notes.
Interest Rate on Notes
       % for the 20   Notes.
       % for the 20   Notes.
       % for the 20   Notes.
       % for the 20   Notes.
       % for the 20   Notes.
       % for the 20   Notes.
Interest Payment Dates
       and        of each year, commencing          , 2024.
Maturity Date
       , 20   for the 20   Notes.
       , 20   for the 20   Notes.
       , 20   for the 20   Notes.
       , 20   for the 20   Notes.
       , 20   for the 20   Notes.
       , 20   for the 20   Notes.
Optional Redemption
We may redeem the Notes of any series at our option, in whole or in part, at any time and from time to time at the applicable redemption price set forth under the caption “Description of Notes — Optional Redemption.”
Ranking
The Notes will be the Issuer’s unsecured, unsubordinated obligations, and will:
•
rank equally in right of payment with all of the Issuer’s existing and future unsecured, unsubordinated indebtedness, liabilities and other obligations;

•
rank senior in right of payment to all of the Issuer’s future indebtedness that is subordinated to the Notes;

•
be effectively subordinated in right of payment to all of the Issuer’s existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness; and

•
be structurally subordinated in right of payment to all existing and future indebtedness, liabilities and other obligations of the Issuer’s subsidiaries.

Use of Proceeds
The Issuer expects the net proceeds to it from this offering will be approximately $      billion (after deducting underwriting discounts and its estimated offering expenses). The Issuer intends to use the net proceeds from the sale of the Notes (i) to repay loans incurred under the New Term Facility (which loans were used to fund a portion of the ImmunoGen merger consideration), (ii) together with cash on hand, to fund the Cerevel merger consideration and to repay certain indebtedness of Cerevel and its subsidiaries, (iii) to repay outstanding borrowings under the Company’s commercial paper program, (iv) to pay fees and expenses in respect of the foregoing and (v) for general corporate purposes.
Certain Covenants
The indenture governing the Notes includes covenants that, among other things, limit the ability of the Issuer and its subsidiaries to create or permit to exist mortgages with respect to their principal domestic properties and certain other assets and to enter into sale and leaseback transactions with respect to such principal domestic properties and limit the Issuer’s ability to consolidate with or merge into any other entity or convey, transfer, or lease the Issuer’s properties and assets substantially as an entirety. These covenants are subject to a number of important qualifications and limitations. See “Description of Notes.”
Trustee
U.S. Bank Trust Company, National Association (in its capacity as trustee, the “Trustee”).
Additional Notes
The Issuer may “re-open” each series of Notes and issue an unlimited principal amount of additional Notes of that series in the future without the consent of the holders.
Form and Denominations
The Notes will be book-entry only and registered in the name of a nominee of DTC. Investors may elect to hold interests in the Notes through DTC, Clearstream Banking, S.A. or Euroclear Bank S.A./N.V., as operator of the Euroclear System, if they are participants in these systems, or indirectly through organizations that are participants in these systems. The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Risk Factors
You should carefully consider the information set forth herein under “Risk Factors” and the other information in this prospectus supplement and the documents incorporated herein by reference in deciding whether to purchase the Notes.
No Public Market
The Notes are new issues of securities with no established trading markets. We do not intend to apply for the Notes to be listed on any securities exchange or to arrange for the Notes to be quoted on any quotation system. Certain of the underwriters have advised us that they intend to make markets in the Notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the Notes at any time without notice at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the prices you receive when you sell will be favorable. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.
Conflicts of Interest
Because of the manner in which the proceeds will be used, more than five percent of the net proceeds of the offering may be paid to members or affiliates of members of the Financial Industry Regulatory Authority, Inc. participating in the offering, which creates a conflict of interest under FINRA Rule 5121. As a result, the offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required because the Notes will be investment grade rated.
Governing Law
The State of New York.

RISK FACTORS
You should carefully consider the following risk factors, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. These risks are not the only risks that we face in our business and/or in connection with this offering. Our business, financial condition and results of operations and/or the Notes offered hereby could also be affected by additional factors that are not presently known to us or that we currently do not consider to be material.
Risks Relating to Our Business
For a discussion of the risks related to our business you should carefully consider the risks, uncertainties and assumptions discussed under “Part I — Item 1A. Risk Factors” in the Issuer’s Annual Report on Form 10-K for the year ended December 31, 2023 and in other documents that we subsequently file with the SEC that update, supplement or supersede such information, all of which are incorporated by reference into this prospectus supplement. See “Where to Obtain More Information.”
Risks Related to this Offering
In addition to indebtedness that will be issued in this offering, the Issuer has significant outstanding unused borrowing capacity and significant outstanding debt and may incur additional debt in the future. The terms of such indebtedness could restrict the activities of AbbVie.
In March 2023, the Issuer entered into an amended and restated $5 billion five-year revolving credit facility with various financial institutions (the “Revolving Credit Facility”). In February 2022, the Issuer refinanced its $2.0 billion floating rate five-year term loan facility with various financial institutions (the “Term Loan Facility”). In December 2023, the Issuer entered into the New Term Facility and on February 12, 2024, borrowed all $5.0 billion under the facility, the proceeds of which were used to fund in part the ImmunoGen merger consideration, to repay or otherwise satisfy the obligations in respect of certain indebtedness of ImmunoGen and its subsidiaries and to pay fees and expenses in connection with the foregoing. There are currently no amounts outstanding under the Revolving Credit Facility, $2.0 billion aggregate principal amount outstanding under the Term Loan Facility and $5.0 billion aggregate principal amount outstanding under the New Term Facility, as well as borrowings of $1.7 billion outstanding under the Issuer’s commercial paper program. The credit facilities impose restrictions on the Issuer and its subsidiaries, including certain restrictions on their ability to incur liens on their assets. In addition, these credit facilities require the Issuer to maintain compliance with a financial covenant. The Issuer’s ability to comply with these restrictions and covenants may be affected by events beyond its control. If the Issuer breaches any of these restrictions or covenants and does not obtain a waiver from the lenders under the applicable credit facility, then, subject to applicable cure periods, any outstanding indebtedness under such credit facility could be declared immediately due and payable. In addition, as of December 31, 2023, AbbVie had $57.2 billion aggregate principal amount of unsecured senior notes outstanding (based on exchange rates in effect as of December 30, 2023). AbbVie may also incur significantly more debt in the future.
The Issuer has limited direct operations and depends on dividends and other distributions from its subsidiaries.
The Issuer has limited direct operations. The Issuer’s principal assets are the equity interests that the Issuer holds in its subsidiaries. As a result, the Issuer depends on dividends and other distributions from its subsidiaries to generate the funds necessary to meet its financial obligations, including the payment of principal and interest on its outstanding indebtedness. The Issuer’s subsidiaries are legally distinct from the Issuer and have no obligation to pay amounts due on the Issuer’s indebtedness or to make funds available for such payment. In addition, the Issuer’s subsidiaries will be permitted under the terms of the indenture governing the Notes to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to the Issuer. The Issuer cannot assure you that the agreements governing the current and future indebtedness of its subsidiaries will permit such subsidiaries to provide it with sufficient dividends, distributions or loans to fund payments on the Notes when due.

An increase in interest rates could result in a decrease in the market values of the Notes.
In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value because the premium over market interest rates, if any, will decline. Consequently, if you purchase the Notes and market interest rates increase, the market values of your Notes may decline. The Issuer cannot predict the future level of market interest rates.
Changes in the Issuer’s credit ratings may adversely affect the values of the Notes and the Issuer’s credit ratings may not reflect all risks of your investment in the Notes.
Any ratings assigned to the Notes could be lowered, suspended or withdrawn entirely by the rating agencies if, in each rating agency’s judgment, circumstances warrant. Actual or anticipated changes or downgrades in the Issuer’s credit ratings, including any announcement that the Issuer’s ratings are under further review for a downgrade, could affect the market values of the Notes.
Any credit ratings assigned or that will be assigned to the Notes are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant.
Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in the Issuer’s credit ratings, including any announcement that its ratings are under further review for a downgrade, could affect the market values of the Notes and increase the Issuer’s corporate borrowing costs.
The indenture governing the Notes will not restrict the amount of additional debt that AbbVie may incur.
The Notes and the indenture under which the Notes will be issued do not place any limitation on the amount of debt that AbbVie may incur (other than certain limited restrictions on the incurrence of certain secured debt). AbbVie’s incurrence of additional debt may have important consequences for you as a holder of the Notes, including making it more difficult for the Issuer to satisfy its obligations with respect to the Notes, a loss in the market values of the Notes and a risk that any credit rating of the Notes is lowered or withdrawn. In addition, the Issuer is not restricted under the indenture governing the Notes from paying dividends or issuing or repurchasing its securities.
There are no financial covenants in the indenture governing the Notes. Except for the covenants described under “Description of Notes — Certain Covenants of AbbVie” and “Description of Notes —  Consolidation, Merger and Sale of Assets,” there are no covenants or any other provisions in the indenture under which the Notes will be issued which may afford you protection in the event of a highly leveraged transaction, including one that may or may not result in a change of control of the Issuer.
There are currently no markets for the Notes, and active trading markets may not develop for the Notes.
The Notes will constitute new issues of securities for which there are no established public markets. The Issuer does not expect to have the Notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems. Certain of the underwriters have advised the Issuer that they expect to make a market for each series of the Notes as permitted by applicable laws and regulations. However, the underwriters are not obligated to make a market for any series of the Notes, and they may discontinue their market-making activities at any time without notice. In addition, the liquidity of the trading markets in the Notes and the market prices quoted for the Notes may be adversely affected by changes in the overall market for securities and by changes in AbbVie’s financial performance or prospects or changes in the financial performance or prospects of companies in AbbVie’s industry. Active trading markets for the Notes may not develop or be sustained and there can be no assurance as to the liquidity of any markets that do develop. You may not be able to sell your Notes at a particular time, and the price that you receive when you sell may not be favorable.

Neither the Issuer nor any of its subsidiaries has any property that has been determined to be a principal domestic property under the indenture governing the Notes.
The indenture governing the Notes includes covenants that, among other things, limit the ability of the Issuer and its subsidiaries to create or permit to exist mortgages with respect to their principal domestic properties and certain other assets and to enter into sale and leaseback transactions with respect to such principal domestic properties. However, as of the date of this prospectus supplement, neither the Issuer, nor any of its subsidiaries, has any property that constitutes a principal domestic property under the indenture governing the Notes.
The Issuer’s board of directors has broad discretion to determine that a property is not a principal domestic property and therefore not subject to certain covenants in the indenture governing the Notes.
The indenture governing the Notes includes covenants that, among other things, limit the ability of the Issuer and its subsidiaries to create or permit to exist mortgages with respect to their principal domestic properties and certain other assets and to enter into sale and leaseback transactions with respect to such principal domestic properties. The indenture governing the Notes provides that a principal domestic property means any building, structure or other facility, together with the land on which it is erected and fixtures comprising a part thereof, used primarily for manufacturing, processing, research, warehousing or distribution and located in the United States (excluding its territories and possessions and Puerto Rico), owned or leased by the Issuer or any of its domestic subsidiaries and having a net book value which, on the date the determination as to whether a property is a principal domestic property is being made, exceeds 2% of the consolidated net assets of the Issuer, other than any such building, structure or other facility or a portion thereof (i) which is an air or water pollution control facility financed by state or local governmental obligations or (ii) which the chairman of the board, chief executive officer, an executive vice president, a senior vice president or a vice president and the chief financial officer, treasurer, or assistant treasurer of the Issuer determine in good faith, at any time on or prior to such date, is not of material importance to the total business conducted, or assets owned, by the Issuer and its subsidiaries as an entirety. Although it has not yet done so, under the terms of the indenture governing the Notes, the chairman of the board of the Issuer or any of the Issuer’s executive officers listed above may determine from time to time that an AbbVie property is not a principal domestic property and therefore such property is not subject to the covenants in the indenture governing the Notes.
The Notes will not be guaranteed by any of the Issuer’s subsidiaries and are structurally subordinated to any existing or future preferred stock, indebtedness, guarantees and other liabilities of the Issuer’s subsidiaries.
The Notes will be obligations exclusively of the Issuer and will not be guaranteed by any of the Issuer’s subsidiaries. As a result, the Notes will be structurally subordinated to existing or future preferred stock, indebtedness, guarantees and other liabilities, including trade payables, of the Issuer’s subsidiaries. The indenture governing the Notes does not restrict the Issuer or its subsidiaries from incurring substantial additional indebtedness in the future.
As of December 31, 2023, on a pro forma basis, giving effect to the issuance and sale of the Notes and the application of the estimated net proceeds therefrom, as described in this prospectus supplement, as if such transactions had occurred on December 31, 2023, the Issuer would have had approximately $      billion of outstanding indebtedness. In addition, the Issuer has unused borrowing capacity of up to $5.0 billion under the Revolving Credit Facility. The Issuer’s subsidiaries are separate and distinct legal entities from the Issuer and such subsidiaries have no obligation to pay any amounts due on the Notes or to provide the Issuer with funds to meet the payment obligations on the Notes. Any payment of dividends, loans or advances by the Issuer’s subsidiaries could be subject to statutory or contractual restrictions and will be contingent upon the subsidiaries’ earnings and business considerations. The Issuer’s right to receive any assets of any of its subsidiaries upon their bankruptcy, liquidation, or similar reorganization, and the rights of the holders of the Notes, will be structurally subordinated to all existing and future indebtedness and other liabilities of such subsidiaries.

The Notes are subject to prior claims of secured creditors.
The Notes will be unsecured, unsubordinated obligations of the Issuer, and will rank equally in right of payment with all of the Issuer’s existing and future unsecured, unsubordinated indebtedness, liabilities and other obligations and will be effectively subordinated in right of payment to all of the Issuer’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. As of December 31, 2023, the Issuer did not have any significant secured debt outstanding. However, each of the indenture governing the Notes and the agreements governing the Issuer’s Revolving Credit Facility and Term Loan Facility permits the Issuer and its subsidiaries to incur secured debt under certain circumstances, and the amounts could be substantial. If the Issuer incurs any debt secured by its assets or the assets of its subsidiaries, these assets could be subject to the claims of secured creditors that are prior to your claim as a holder of Notes.
In the event of a bankruptcy, liquidation, or similar proceeding, the pledged assets of the Issuer would be available to satisfy obligations in respect of the secured debt before any payment could be made on the Notes. As a result, the Notes will be effectively subordinated to any secured debt that the Issuer may have to the extent of the value of the assets securing such debt. To the extent that such pledged assets cannot satisfy such secured debt, the holders of such debt would have a claim for any shortfall that would rank equally in right of payment with the Notes.
The Issuer may choose to redeem the Notes of any series prior to maturity.
The Issuer may redeem some or all of the Notes of any series at any time. See “Description of Notes —  Optional Redemption.” Although the Notes contain provisions designed to compensate you for the lost value of your Notes if the Issuer redeems some or all of the Notes prior to maturity, they are only an approximation of this lost value and may not adequately compensate you. Furthermore, depending on prevailing interest rates at the time of any such redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the Notes being redeemed or at an interest rate that would otherwise compensate you for any lost value as a result of any redemption of Notes.

USE OF PROCEEDS
The Company expects the net proceeds to it from this offering will be approximately $      billion (after deducting underwriting discounts and its estimated offering expenses). The Company expects the net proceeds to it from this offering will be approximately $      billion (after deducting underwriting discounts and its estimated offering expenses). The Company intends to use the net proceeds from the sale of the Notes (i) to repay loans incurred under the New Term Facility (which loans were used to fund a portion of the ImmunoGen merger consideration), (ii) together with cash on hand, to fund the Cerevel merger consideration and to repay certain indebtedness of Cerevel and its subsidiaries, (iii) to repay outstanding borrowings under the Company’s commercial paper program, (iv) to pay fees and expenses in respect of the foregoing and (v) for general corporate purposes. The underwriters and certain of their respective affiliates may be lenders under its New Term Facility and, to the extent they are lenders under such New Term Facility, they may receive a portion of the proceeds from the sale of the Notes used to prepay or repay such Term Loan Facility. See “Underwriting (Conflicts of Interest) — Other Relationships” and “Underwriting (Conflicts of Interest) — Conflicts of Interest”.

CAPITALIZATION
The following table sets forth our capitalization as of December 31, 2023 on an actual basis and as adjusted to give effect to the borrowings in respect of the ImmunoGen Acquisition, the issuance and sale of the Notes and the application of the estimated net proceeds therefrom, as described in this prospectus supplement.
Actual amounts set forth in the table are subject to adjustments and may differ at the time of the consummation of the proposed transactions depending on several factors, including changes in the actual amount of fees and expenses related to the proposed transactions and the outstanding amount of indebtedness at that time.
You should read this table in conjunction with the “Use of Proceeds” section and the consolidated financial statements and accompanying notes thereto and other financial information, which are incorporated by reference into this prospectus supplement.
	As of December 31, 2023
(dollars in millions)	Actual	As Adjusted
Cash and equivalents	$12,814	$
Total debt and lease obligations:
Commercial paper(a)	—		—
Revolving credit facility (up to $5 billion)	—		—
Term loan facility	2,000		2,000
New term loan facility(a)	—		—
3.75% senior notes due 2023	—		—
1.50% senior euro notes due 2023 (€500 principal)	—		—
2.60% senior notes due 2024	3,750		3,750
1.375% senior euro notes due 2024 (€1,450 principal)(b)(c)	1,610		1,610
3.85% senior notes due 2024	1,032		1,032
1.25% senior euro notes due 2024 (€700 principal)(b)(c)	777		777
3.60% senior notes due 2025	3,750		3,750
3.80% senior notes due 2025	3,021		3,021
2.95% senior notes due 2026	4,000		4,000
3.20% senior notes due 2026	2,000		2,000
0.75% senior euro notes due 2027 (€750 principal)(b)	833		833
4.25% senior notes due 2028	1,750		1,750
2.125% senior euro notes due 2028 (€750 principal)(b)	833		833
2.625% senior euro notes due 2028 (€500 principal)(b)	555		555
3.20% senior notes due 2029	5,500		5,500
2.125% senior euro notes due 2029 (€550 principal)(b)	611		611
1.25% senior euro notes due 2031 (€650 principal)(b)	722		722
4.55% senior notes due 2035	1,789		1,789
4.50% senior notes due 2035	2,500		2,500
4.30% senior notes due 2036	1,000		1,000
4.05% senior notes due 2039	4,000		4,000
4.40% senior notes due 2042	2,600		2,600
4.625% senior notes due 2042	457		457
4.85% senior notes due 2044	1,074		1,074

	As of December 31, 2023
(dollars in millions)	Actual	As Adjusted
4.70% senior notes due 2045	2,700	2,700
4.75% senior notes due 2045	881	881
4.45% senior notes due 2046	2,000	2,000
4.875% senior notes due 2048	1,750	1,750
4.25% senior notes due 2049	5,750	5,750
Notes offered hereby:
% senior notes due 20	—
% senior notes due 20	—
% senior notes due 20	—
% senior notes due 20	—
% senior notes due 20	—
% senior notes due 20	—
Fair value hedges(c)	(266)	(266)
Unamortized bond discounts(c)	(106)	(106)
Unamortized deferred financing costs(c)	(198)	(198)
Unamortized bond premiums(c)	668	668
Other(c)	42	42
Stockholders’ equity	10,360	10,360
Total capitalization	$69,745

(a)
On February 12, 2024, AbbVie borrowed all $5.0 billion under the facility, the proceeds of which were used to fund in part the ImmunoGen merger consideration, to repay or otherwise satisfy the obligations in respect of certain indebtedness of ImmunoGen and its subsidiaries and to pay fees and expenses in connection with the foregoing. There are currently no amounts outstanding under the Revolving Credit Facility, $2.0 billion aggregate principal amount outstanding under the Term Loan Facility and $5.0 billion aggregate principal amount outstanding under the New Term Facility, as well as borrowings of $1.7 billion outstanding under our commercial paper program.

(b)
Based on a U.S. dollar to Euro exchange rate as of December 30, 2023.

(c)
Excludes the impact of the Notes offered hereby.

DESCRIPTION OF NOTES
The Notes will be issued under an indenture, dated as of November 8, 2012 (the “indenture”), between AbbVie and U.S. Bank Trust Company, National Association, as successor to U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by one or more supplemental indentures relating to the Notes. The following description of the terms of the Notes supplements, and, to the extent it is inconsistent therewith replaces, the description of the general terms of debt securities set forth in the accompanying prospectus, to which description reference is hereby made. The following summary of certain provisions of the indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture and the Notes, including the definitions of certain terms therein and those terms made part thereof by the Trust Indenture Act of 1939 (the “Trust Indenture Act”), as amended. In this description all references to “AbbVie,” “we,” “our” and “us” mean AbbVie Inc. only.
General
AbbVie is issuing $       aggregate principal amount of 20   Notes. The 20   Notes will mature on         , 20  . Interest on the 20   Notes will accrue at the rate of     % per annum.
AbbVie is issuing $       aggregate principal amount of 20   Notes. The 20   Notes will mature on         , 20  . Interest on the 20   Notes will accrue at the rate of     % per annum.
AbbVie is issuing $       aggregate principal amount of 20   Notes. The 20   Notes will mature on         , 20  . Interest on the 20   Notes will accrue at the rate of     % per annum.
AbbVie is issuing $       aggregate principal amount of 20   Notes. The 20   Notes will mature on         , 20  . Interest on the 20   Notes will accrue at the rate of     % per annum.
AbbVie is issuing $       aggregate principal amount of 20   Notes. The 20   Notes will mature on         , 20  . Interest on the 20   Notes will accrue at the rate of     % per annum.
AbbVie is issuing $       aggregate principal amount of 20   Notes. The 20   Notes will mature on         , 20  . Interest on the 20   Notes will accrue at the rate of     % per annum.
The Notes will be issued in fully registered form and shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
In the future, AbbVie may, without the consent of the holders, increase the principal amount of any series of Notes offered hereby. The Notes of each series and any additional Notes of such series subsequently issued under the indenture will be treated as a single series or class for all purposes under the indenture, including, without limitation, waivers, amendments and redemptions; provided that, if any such additional Notes are not fungible with the existing Notes for United States federal income tax purposes, such additional Notes will have a separate CUSIP number.
The indenture limits neither the amount of debt that AbbVie may issue under the indenture, nor the amount of other debt or securities that AbbVie or any of its subsidiaries may issue. AbbVie may issue debt securities under the indenture from time to time in one or more series, each in an amount authorized prior to issuance. Other than the restrictions contained in the indenture on secured debt and sale/leaseback transactions described below under “Certain Covenants of AbbVie,” and the restrictions described below under “Consolidation, Merger and Sale of Assets,” the indenture does not contain any covenants or other provisions designed to protect holders of the debt securities in the event AbbVie participates in a highly leveraged transaction. In addition, the indenture does not limit AbbVie’s ability to guarantee any indebtedness of its subsidiaries or any other person.
We may redeem the Notes of any series at our option, in whole or in part, at any time and from time to time, at the applicable redemption price set forth under the caption “Description of Notes — Optional Redemption.”
Interest on each series of Notes will be payable semi-annually in arrears on      and      in each year, commencing                 , 2024, to the persons in whose names the Notes are registered at the close of business on the date that is 15 calendar days prior to the relevant interest payment date (whether or not a business day). Interest on each series of Notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.
In any case where any interest or other payment date of any Note is not a business day, then payment of interest or principal (and premium, if any) need not be made on such date, but may be made on the next succeeding business day with the same force and effect as if made on the applicable interest or other payment date, provided that no interest shall accrue for the period from and after such interest or other payment date.
Optional Redemption
Prior to the applicable Par Call Date (as defined below), we may redeem the Notes of any series at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus      basis points for the 20   Notes,      basis points for the 20   Notes,      basis points for the 20   Notes,        basis points for the 20   Notes,       basis points for the 20   Notes and      basis points for the 20   Notes less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.
On or after the applicable Par Call Date, we may redeem the Notes of any series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.
The following terms are relevant to the determination of the redemption price.
“Par Call Date” means:
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with respect to the 20   Notes,            , 20   (        the date that is         month(s) prior to the maturity date of the 20   Notes)

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with respect to the 20   Notes,            , 20   (        the date that is         month(s) prior to the maturity date of the 20   Notes)

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with respect to the 20   Notes,            , 20   (        the date that is         month(s) prior to the maturity date of the 20   Notes)

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with respect to the 20   Notes,            , 20   (        the date that is         month(s) prior to the maturity date of the 20   Notes)

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with respect to the 20   Notes,            , 20   (        the date that is         month(s) prior to the maturity date of the 20   Notes)

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with respect to the 20   Notes,            , 20   (        the date that is         month(s) prior to the maturity date of the 20   Notes)

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with respect to the 20   Notes,            , 20   (        the date that is         month(s) prior to the maturity date of the 20   Notes)

“Treasury Rate” means, with respect to any redemption date for a series of Notes, the yield applicable to such series of Notes determined by us in accordance with the following two paragraphs.
The Treasury Rate applicable to a series of Notes shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding such redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected

Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the applicable Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from such redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from such redemption date.
If on the third business day preceding such redemption date H.15 TCM is no longer published, we shall calculate the applicable Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, AbbVie shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, AbbVie shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the applicable Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.
In the case of a partial redemption of any series of Notes, selection of the Notes of such series for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If Notes of any series are to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount of the Notes of such series to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the relevant Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by the DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary. Any redemption or notice of redemption may, at AbbVie’s discretion, be subject to one or more conditions precedent, and, at AbbVie’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied.
Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.
Open Market Purchases
AbbVie or any of its affiliates may at any time and from time to time purchase Notes in the open market or otherwise.

Sinking Fund
There is no provision for a sinking fund for any of the Notes.
Ranking
The Notes will be the Issuer’s unsecured, unsubordinated obligations, and will:
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rank equally in right of payment with all of the Issuer’s existing and future unsecured, unsubordinated indebtedness, liabilities and other obligations;

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rank senior in right of payment to all of the Issuer’s future indebtedness that is subordinated to the Notes;

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be effectively subordinated in right of payment to all of the Issuer’s existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness; and

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be structurally subordinated in right of payment to all existing and future indebtedness, liabilities and other obligations of the Issuer’s subsidiaries.

AbbVie derives substantially all of its operating income from, and holds substantially all of its assets through, its subsidiaries. AbbVie depends on distributions of cash flow and earnings from its subsidiaries in order to meet its payment obligations under the Notes and its other debt obligations. These subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on the Notes, or to provide AbbVie with funds for its payment obligations with respect thereto, whether by dividends, distributions, loans or otherwise. As a result, the Notes will be structurally subordinated to the liabilities of AbbVie’s subsidiaries, including trade payables. In addition, provisions of applicable law, such as those limiting the payment of dividends, could limit the ability of AbbVie’s subsidiaries to make payments or other distributions to it, and AbbVie’s subsidiaries could agree to contractual restrictions on their ability to pay dividends or make payments or other distributions to it. As of December 31, 2023, on a pro forma basis, giving effect to the issuance and sale of the Notes and the application of the estimated net proceeds therefrom, together with cash on hand, as described in this prospectus supplement, as if such transactions had occurred on December 31, 2023, AbbVie would have had approximately $      billion of outstanding indebtedness. In addition, AbbVie has unused borrowing capacity of up to $5.0 billion under the Revolving Credit Facility.
Certain Covenants of AbbVie
Restrictions on Secured Debt
If AbbVie or any Domestic Subsidiary incurs, issues, assumes or guarantees any indebtedness for borrowed money represented by notes, bonds, debentures or other similar evidences of indebtedness for borrowed money (called “Debt”) and that Debt is secured by a Mortgage on any Principal Domestic Property, or any shares of stock or Debt of any Domestic Subsidiary, AbbVie will secure, or cause its Domestic Subsidiary to secure, the Notes equally and ratably with, or prior to, such secured Debt, so long as such secured Debt shall be so secured, unless, after giving effect thereto, the aggregate amount of all such secured Debt plus all Attributable Debt in respect of Sale and Leaseback Transactions involving Principal Domestic Properties (other than Sale and Leaseback Transactions permitted pursuant to the second bullet under the heading “Restrictions on Sales and Leasebacks” below), would not exceed 15% of AbbVie’s Consolidated Net Assets. This restriction will not apply to, and there shall be excluded from secured Debt in any computation under this restriction, Debt secured by:
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Mortgages on property of, or on any shares of stock or Debt of, any Person existing at the time such Person becomes a Domestic Subsidiary;

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Mortgages in favor of AbbVie or any Subsidiary thereof;

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Mortgages on property of AbbVie or a Domestic Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute;
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Mortgages on property, shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation);

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Mortgages to secure the payment of all or any part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure debt incurred to provide funds for any such purpose, provided that the commitment of the creditor to extend the credit secured by any such Mortgage shall have been obtained not later than 365 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property;

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with respect to each series of Notes, Mortgages existing on the first date on which a Note of such series is authenticated by the Trustee under the indenture;

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Mortgages incurred in connection with pollution control, industrial revenue or similar financings;

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Mortgages created in substitution of or as replacements for any Mortgages referred to in the foregoing list, inclusive; provided that, based on a good faith determination of an officer of AbbVie, the property encumbered under any such substitute or replacement Mortgage is substantially similar in nature to the property encumbered by the otherwise permitted Mortgage which is being replaced; and

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any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Debt secured by any Mortgage referred to in the foregoing list, inclusive; provided that (i) such extension, renewal or replacement Mortgage shall be limited to all or a part of the same property, shares of stock or debt that secured the Mortgage extended, renewed or replaced (plus improvements on such property, and plus any property relating to a specific project, the completion of which is funded pursuant to clause (ii)(b) below), and (ii) the Debt secured by such Mortgage at such time is not increased (other than (a) by an amount equal to any related financing costs (including, but not limited to, the accrued interest and premium, if any, on the Debt being refinanced) and (b) where an additional principal amount of Debt is incurred to provide funds for the completion of a specific project that is subject to a Mortgage securing the Debt being extended, refinanced or renewed, by an amount equal to such additional principal amount).

Restrictions on Sales and Leasebacks
Neither AbbVie nor any Domestic Subsidiary may enter into any Sale and Leaseback Transaction unless either:
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AbbVie or such Domestic Subsidiary could incur Debt secured by a Mortgage under the restrictions described above under “Restrictions on Secured Debt” on the Principal Domestic Property to be leased back in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing the Notes; or

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AbbVie, within 180 days after the sale or transfer by AbbVie or by any such Domestic Subsidiary, applies to the retirement of AbbVie’s Funded Debt, an amount equal to the greater of (1) the net proceeds of the sale of the Principal Domestic Property sold and leased back pursuant to such arrangement or (2) the fair market value of the Principal Domestic Property so sold and leased back at the time of entering into such arrangements (as determined by any two of the following: the chairman of the board of AbbVie, its chief executive officer, an executive vice president, a senior vice president or a vice president, and the chief financial officer, the treasurer or an assistant treasurer), subject to credits for certain voluntary retirements of Funded Debt.

Certain Definitions
The following are the meanings of terms that are important in understanding the restrictive covenants of AbbVie:
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“Attributable Debt” means (except as otherwise provided in this paragraph), as to any particular lease under which any Person is at the time liable for a term of more than 12 months, at any date as of which the amount thereof is to be determined (the “Determination Date”), the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (excluding any subsequent renewal or other extension options held by the lessee), discounted from the respective due dates thereof to the Determination Date at the rate of 8% per annum, compounded monthly. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents (such as those based on sales or monetary inflation). If any lease is terminable by the lessee upon the payment of a penalty, if under the terms of the lease the termination right is not exercisable until after the Determination Date, and if the amount of such penalty discounted to the Determination Date at the rate of 8% per annum compounded monthly is less than the net amount of rentals payable after the time as of which such termination could occur (the “Termination Time”) discounted to the Determination Date at the rate of 8% per annum compounded monthly, then such discounted penalty amount shall be used instead of such discounted amount of net rentals payable after the Termination Time in calculating the Attributable Debt for such lease. If any lease is terminable by the lessee upon the payment of a penalty, if such termination right is exercisable on the Determination Date, and if the amount of the net rentals payable under such lease after the Determination Date discounted to the Determination Date at the rate of 8% per annum compounded monthly is greater than the amount of such penalty, the “Attributable Debt” for such lease as of such Determination Date shall be equal to the amount of such penalty.

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“Consolidated Net Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom all current liabilities, as set forth on the consolidated balance sheet of AbbVie and its consolidated Subsidiaries prepared as of the end of a fiscal quarter in accordance with generally accepted accounting principles which AbbVie shall have most recently filed with the SEC or otherwise distributed to its shareholders prior to the time as of which “Consolidated Net Assets” shall be determined (which calculation shall give pro forma effect to any acquisition by or disposition of assets of AbbVie or any of its Subsidiaries involving the payment or receipt by AbbVie or any of its Subsidiaries, as applicable, of consideration (whether in the form of cash or non-cash consideration) in excess of $500,000,000 that has occurred since the end of such fiscal quarter, as if such acquisition or disposition had occurred on the last day of such fiscal quarter).

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“Domestic Subsidiary” means any Subsidiary of AbbVie that transacts substantially all of its business or maintains substantially all of its property within the United States of America (excluding its territories and possessions and Puerto Rico); provided, however, that the term shall not include any Subsidiary which (i) is engaged primarily in the financing of operations outside of the United States of America or in leasing personal property or financing inventory, receivables or other property or (ii) does not own a Principal Domestic Property.

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“Funded Debt” means indebtedness of AbbVie (other than the Notes or indebtedness subordinated in right of payment to the Notes) or indebtedness of a wholly-owned Domestic Subsidiary, for borrowed money, having a stated maturity more than 12 months from the date of application of Sale and Leaseback Transaction proceeds or which is extendible at the option of the obligor thereon to a date more than 12 months from the date of such application.

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“Mortgage” means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

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“Person” means any individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

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“Principal Domestic Property” means any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for manufacturing, processing, research, warehousing or distribution and located in the United States of America (excluding its territories and possessions and Puerto Rico), owned or leased by AbbVie or any Domestic Subsidiary and having a net book value which, on the date the determination as to whether a property is a Principal Domestic Property is being made, exceeds 2% of Consolidated Net Assets of AbbVie other than any such building, structure or other facility or a portion thereof (i) which is an air or water pollution control facility financed by State or local governmental obligations, or (ii) which the chairman of the board, chief executive officer, an executive vice president, a senior vice president or a vice president and the chief financial officer, treasurer or assistant treasurer of AbbVie determine in good faith, at any time on or prior to such date, is not of material importance to the total business conducted, or assets owned, by AbbVie and its Subsidiaries as an entirety.

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“Sale and Leaseback Transaction” means any arrangement with any bank, insurance company or other lender or investor (not including AbbVie or any Subsidiary) or to which any such lender or investor is a party, providing for the leasing by AbbVie or any Domestic Subsidiary for a period, including renewals, in excess of three years of any Principal Domestic Property which has been or is to be sold or transferred, more than 180 days after the acquisition thereof or the completion of construction and commencement of full operation thereof, by AbbVie or any Domestic Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Domestic Property.

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“Subsidiary” means any Person which is a corporation, partnership, joint venture, limited liability company, trust or estate, and of which AbbVie directly or indirectly owns or controls stock or other interests, which under ordinary circumstances (not dependent upon the happening of a contingency) has the voting power to elect a majority of the board of directors, managers, trustees or equivalent of such Person; provided, however, that the term shall not include any such Person if and for so long as (i) such Person does not own a Principal Domestic Property and (ii) the chairman of the board, chief executive officer, an executive vice president, a senior vice president or a vice president and the chief financial officer, treasurer or assistant treasurer of AbbVie determine in good faith at least annually that the existing aggregate investments by AbbVie and its Domestic Subsidiaries (including all guarantees and other extensions of credit) in such Person are not of material importance to the total business conducted, or assets owned, by AbbVie and its Subsidiaries, as an entirety.

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“Trustee” means the Person named as the “Trustee” in the indenture until a successor Trustee shall have become such pursuant to the applicable provisions of the indenture, and thereafter “Trustee” shall mean or include each Person who is then a Trustee under the indenture, and if at any time there is more than one such Person, “Trustee” as used with respect to the Notes of any series shall mean the Trustee with respect to the Notes of that series.

Consolidation, Merger and Sale of Assets
AbbVie shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:
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the Person formed by such consolidation or into which AbbVie is merged or the Person which acquires by conveyance or transfer, or which leases, AbbVie’s properties and assets substantially as an entirety shall be a corporation, limited liability company or partnership, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume AbbVie’s obligations on the Notes under a supplemental indenture;

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immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of AbbVie or a Subsidiary as a result of such transaction as having been incurred by AbbVie or such Subsidiary at the time of such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing;

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if, as a result of any such consolidation or merger or such conveyance, transfer or lease, AbbVie’s properties or assets would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by the indenture, AbbVie or such successor Person, as the case may be, shall take such steps as shall be necessary to effectively secure the Notes equally and ratably with (or prior to) all indebtedness secured thereby; and
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AbbVie has delivered to the Trustee an officers’ certificate and an opinion of counsel stating compliance with these provisions.

Upon any consolidation of AbbVie with, or merger of AbbVie into, any other Person or any conveyance, transfer or lease of the properties and assets of AbbVie substantially as an entirety in accordance with the above provisions, the successor Person formed by such consolidation or into which AbbVie is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, AbbVie under the indenture with the same effect as if such successor Person had been named in the indenture, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under the indenture and the Notes.
The phrase “substantially as an entirety,” as used with respect to our assets and properties in this covenant, is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. Although there is a limited body of case law interpreting the phrase “substantially as an entirety,” there is no precise established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that any Person assume AbbVie’s obligations on the Notes in connection with any conveyance, transfer or lease of AbbVie’s properties and assets may be uncertain.
Events of Default
The indenture defines an event of default with respect to any series of Notes as being:
(1)
failure to pay interest or premium on that series of Notes when due, continued for a period of 30 days;

(2)
failure to pay the principal on that series of Notes when due;

(3)
failure to perform, or breach, under any other covenant or warranty applicable to that series of Notes and not otherwise specifically dealt with in the definition of “event of default”, continued for a period of 90 days after the giving of written notice to AbbVie by the Trustee or to AbbVie and the Trustee by holders of at least 25% in principal amount of outstanding Notes of that series (provided that such notice may not be given with respect to any action taken, and reported publicly or to holders of the Notes more than two years prior to such notice); or

(4)
specified events of bankruptcy, insolvency or reorganization of AbbVie.

Any time period to cure any actual or alleged default or event of default may be extended or stayed by a court of competent jurisdiction.
The Trustee is required to give holders of the particular series of Notes written notice of a default with respect to that series as provided by the Trust Indenture Act. In the case of any default of the character described above in clause (3) of the immediately preceding paragraph, no such notice to holders must be given until at least 60 days after the occurrence of that default.
AbbVie is required annually to deliver to the Trustee a certificate stating whether or not the signers have any knowledge of any default by AbbVie in its performance and observance of any terms, provisions and conditions of the indenture.
In case an event of default (other than an event of default involving an event of bankruptcy, insolvency or reorganization of AbbVie) shall occur and be continuing with respect to any series of Notes, the Trustee or the holders of not less than 25% in principal amount of the particular series of Notes then outstanding may declare the principal amount of such series of Notes to be immediately due and payable. If an event of default relating to any event of bankruptcy, insolvency or reorganization of AbbVie occurs, the principal of all the Notes then outstanding will become immediately due and payable without any action on the part of the Trustee or any holder. The holders of a majority in principal amount of the outstanding series of Notes affected by the default may in some cases rescind this accelerated payment requirement. Depending on the terms of AbbVie’s other indebtedness, an event of default in respect of the Notes may give rise to cross defaults on its other indebtedness.
Any past default with respect to a series of Notes may be waived on behalf of all holders of that series of Notes by at least a majority in principal amount of the holders of the outstanding Notes of that series, except a default:
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in the payment of the principal of or any premium or interest on that series of Notes; or

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in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding Note of that series affected.

Any default that is so waived will cease to exist and any event of default arising from that default will be deemed to be cured and shall cease to exist for every purpose under the indenture, but no such waiver will extend to any subsequent or other default or impair any right consequent thereon.
A holder of Notes of any series will be able to pursue any remedy under the indenture only if:
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such holder has previously given written notice to the Trustee of a continuing event of default with respect to that series of Notes;

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the holders of not less than 25% in principal amount of the outstanding Notes of that series shall have made written request to the Trustee to institute proceedings in respect of such event of default in its own name as Trustee under the indenture;

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such holders or holders making the request have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

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the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

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during that 60-day period, the holders of a majority in principal amount of that series of Notes do not give the Trustee a direction inconsistent with such request.

Holders of Notes, however, are entitled at any time to bring a lawsuit for the payment of principal and interest due on their Notes on or after its due date.
Modification of the Indenture
AbbVie and the Trustee may modify the indenture or any supplemental indenture without the consent of the holders of the Notes for one or more of the following purposes:
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to evidence the succession of another Person to AbbVie and the assumption by any such successor of the obligations of AbbVie in the indenture or any supplemental indenture, and in the Notes;

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to add to the covenants of AbbVie for the benefit of the holders of all or any series of Notes or to surrender any right or power conferred upon AbbVie by the indenture or any supplemental indenture;

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to add any additional events of default for the benefit of holders of all or any series of Notes;

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to add to or change any of the provisions of the indenture or any supplemental indenture to such extent as shall be necessary to permit or facilitate the issuance of debt securities in certain other forms;

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to add to, change or eliminate any of the provisions of the indenture or any supplemental indenture in respect of one or more series of Notes, provided that any such addition, change or elimination (i) shall neither (A) apply to any Note of any series created prior to the execution of such supplemental indenture affecting such modification and entitled to the benefit of such provision nor (B) modify the rights of the holder of any such Note with respect to such provision or (ii) shall become effective only when there is no such Note outstanding;

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to secure the Notes pursuant to the requirements of the indenture or the requirements of any supplemental indenture or to otherwise provide any security for, or add any guarantees of or additional obligors on, the Notes of all or any series;

•
to establish the form or terms of Notes of any series in accordance with the terms of the indenture;

•
to supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of a particular series of Notes in accordance with the provisions in the indenture;

•
to evidence and provide for the acceptance of the appointment of a successor trustee with respect to the Notes of one or more series and to add to or change any of the provisions of the indenture or any supplemental indenture as shall be necessary to provide for or facilitate the administration of the trusts under such indenture or supplemental indenture by more than one trustee pursuant to the requirements set forth in the indenture; or

•
to cure any ambiguity or to correct or supplement any provision of the indenture or any supplemental indenture which may be defective or inconsistent with any other provision in the indenture or any supplemental indenture, or to make any other provisions with respect to matters or questions arising under the indenture or any supplemental indenture as shall not adversely affect the interests of the holders of any series of Notes in any material respect.

AbbVie and the Trustee may otherwise modify the indenture or any supplemental indenture with the consent of the holders of not less than a majority in principal amount of each series of Notes affected for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of Notes of such series under the indenture or any supplemental indentures. However, without the consent of the holder of each outstanding Note affected by such modification, no modification may:
•
change the stated maturity of the principal of, or any installment of principal of or interest thereon, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change any place of payment where, or the coin or currency in which, such Notes or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date);

•
reduce the percentage in principal amount of the Notes of any series, the consent of whose holders is required in the indenture for consent for any waiver of compliance with certain provisions of the indenture or certain defaults under the indenture and their consequences; or

•
modify the provisions set forth in the two bullets above or the paragraph immediately preceding the two bullets above or modify provisions relating to the waiver of past defaults or the waiver of certain covenants in the indenture, in each case, other than to increase the percentage in principal amount of the Notes required to modify such provisions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding Note affected by such modification.

Defeasance and Covenant Defeasance
The provisions of the indenture relating to defeasance and covenant defeasance as described in the indenture will apply to the Notes.
The indenture provides that, at AbbVie’s option, AbbVie:
•
will be discharged from any and all obligations in respect of the Notes of a series, except for certain obligations set forth in the indenture that survive such discharge (“legal defeasance”); or

•
may omit to comply with certain restrictive covenants of the indenture, including those described under “Certain Covenants of AbbVie” and “Consolidation, Merger and Sale of Assets,” and the occurrence of an event described in clause (3) under “Events of Default” with respect to any such covenants will no longer be an event of default (“covenant defeasance”);

in each case, if
•
AbbVie irrevocably deposits or causes to be deposited with the Trustee, as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the holders of such Notes, in money in an amount, U.S. government obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or a combination thereof, sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants to pay and discharge all the principal of and premium, if any, and interest on the Notes of that series on the dates such payments are due, which may include one or more redemption dates that AbbVie designates, in accordance with the terms of the Notes of that series;
•
no event of default or event which with notice or lapse of time, or both, would become an event of default with respect to Notes of such series shall have occurred and be continuing on the date of such deposit or insofar as an event of default resulting from certain events involving AbbVie’s bankruptcy or insolvency are concerned, at any time during the period ending on the 121st day after such date of the deposit or, if longer, ending on the day following the expiration of the longest preference period applicable to AbbVie in respect of such deposit (it being understood that this condition will not be deemed satisfied until the expiration of such period);

•
such defeasance will not cause the Trustee to have a conflicting interest with respect to any of AbbVie’s securities or result in the trust arising from such deposit to constitute, unless it is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended;

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the defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which AbbVie is a party or by which AbbVie is bound;

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AbbVie has delivered an opinion of counsel to the effect that the beneficial owners of Notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax in the same manner as if the defeasance had not occurred, which opinion of counsel, in the case of legal defeasance, must refer to and be based upon a published ruling of the Internal Revenue Service, a private ruling of the Internal Revenue Service addressed to AbbVie, or otherwise a change in applicable federal income tax law occurring after the date of the indenture; and

•
AbbVie shall have delivered an officer’s certificate and an opinion of counsel stating that the conditions to such defeasance set forth in the indenture have been complied with.

If AbbVie fails to comply with its remaining obligations under the indenture after a covenant defeasance with respect to the Notes of any series and the Notes of such series are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Notes of that series at the time of the acceleration resulting from the event of default. AbbVie will, however, remain liable for those payments.
Satisfaction and Discharge
The indenture will be discharged and will cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of Notes, as expressly provided for in the indenture) as to all outstanding Notes of any series when:
(1)   either (a) all the Notes of such series theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by AbbVie and thereafter repaid to it or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Notes of such series not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at AbbVie’s option, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of AbbVie, and AbbVie has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes of such series not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes of such series to the date of such deposit (in the case of Notes which have become due and payable), or to their stated maturity or the redemption date, as the case may be (provided that in connection with any discharge relating to any redemption that requires the payment of a premium, the amount deposited shall be sufficient for purposes of the indenture to the extent that an amount is deposited with the Trustee equal to the premium calculated as of the date of the notice of redemption, with any deficit as of the redemption date only required to be deposited with the Trustee on or prior to the redemption date), together with irrevocable instructions from AbbVie directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;
(2)   AbbVie has paid or caused to be paid all other sums payable under the indenture in respect of such series of Notes; and
(3)   AbbVie has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture with respect to such series of Notes have been complied with.
Governing Law
The indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.
The Trustee
U.S. Bank Trust Company, National Association, successor to U.S. Bank National Association, will be named as the “Trustee” under the indenture. U.S. Bank Trust Company, National Association and its affiliates perform certain commercial banking services for some of AbbVie’s affiliates for which they receive customary fees.
The Trustee will become obligated to exercise any of its powers under the indenture at the request or direction of any of the holders of any Notes pursuant to the indenture only after those holders have offered the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by the Trustee in compliance with such request or direction.
Paying Agents
AbbVie has designated the Trustee as its paying agent for payments on Notes. AbbVie may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.
The Trustee or paying agent, as applicable, will repay to AbbVie on AbbVie’s written request any funds they hold for payments on the Notes that remain unclaimed for two years after the date upon which that payment has become due. After repayment to AbbVie, holders entitled to those funds must look only to it for payment.
Exchange, Registration and Transfer
Notes of any series may be exchangeable for other Notes of the same series with the same total principal amount and the same terms but in different authorized denominations in accordance with the indenture. Holders may present registered Notes for registration of transfer at the office of the security registrar. The security registrar will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.
AbbVie will appoint the Trustee as security registrar for the Notes. AbbVie may at any time designate additional security registrars for any series of Notes or rescind the designation of any security registrar or approve a change in the location through which any security registrar acts. AbbVie will be required to maintain an office or agency for transfers and exchanges in each place of payment. No service charge will be made for any registration of transfer or exchange of the Notes, but we or the security registrar may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than as set forth in the indenture).

Neither AbbVie nor the security registrar will be required to register the transfer of or exchange of any Note:
•
during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Notes of that series selected for redemption and ending at the close of business on the day of such mailing; or

•
so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

Book-Entry System
We will issue the Notes initially in the form of one or more global notes (the “Global Notes”) in definitive, fully registered, book-entry form. The Global Notes will be delivered to the Trustee, as custodian for The Depository Trust Company, which we refer to as DTC, and registered in the name of DTC or the nominee of DTC.
Except as described below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes.
DTC, Clearstream and Euroclear
The information in this section is provided solely as a matter of convenience and we take no responsibility for the accuracy of this information.
Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the Global Notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their United States depositaries, which in turn will hold such interests in customers’ securities accounts in the United States depositaries’ names on the books of DTC.
DTC has advised as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations.
Access to DTC’s system is also available to other entities such as banks, brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly, which entities are referred to as “indirect participants.” Persons who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of its participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of DTC’s participants and indirect participants. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We expect that, pursuant to procedures established by DTC:
•
upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the underwriters with portions of the principal amount of the Global Notes; and

•
ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.
The laws of some jurisdictions may require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
Except as described below, owners of a beneficial interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.
Payments in respect of the principal of, premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, AbbVie, the Trustee and any agent of AbbVie or the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes, whether or not the Notes be overdue, and neither AbbVie, the Trustee nor any such agent shall be affected by notice to the contrary. Consequently, neither AbbVie, the Trustee nor any agent of AbbVie or the Trustee has or will have any responsibility or liability for:
(1)   any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or
(2)   any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.
AbbVie expects that, under DTC’s current practice, at the due date of any payment in respect of securities such as the Notes (including principal and interest), DTC will credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the Notes as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or AbbVie. Neither we nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
AbbVie understands that DTC will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction.
Although AbbVie understands that DTC, Euroclear and Clearstream have agreed to the procedures described herein to facilitate transfers of interests in the Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of AbbVie, the Trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Same-Day Settlement and Payment
AbbVie will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the account specified by the depositary; provided, however, that at AbbVie’s option, payment of interest may be made by (1) check mailed to the address of the Person entitled thereto as such address shall appear in the security register or (2) wire transfer as directed by the holder of any Note, in immediately available funds to an account maintained by the applicable depository or its nominee with respect to a Global Note, and to the holder of any Note or its nominee with respect to a Note in definitive form; provided further, that in the case of a Note in definitive form (x) the holder thereof shall have provided written wiring instructions to the Trustee on or before the related record date and (y) if appropriate instructions for any such wire transfer are not received by the related record date, then such payment shall be made by check mailed to the address of such holder specified in the security register. Any permitted secondary market trading activity in the Notes will be required by DTC to be settled in immediately available funds. AbbVie expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.
Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. AbbVie understands that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
If the principal of or any premium or interest on the Notes is payable on a day that is not a business day, the payment will be made on the following business day without the accrual of any interest on that payment.

Exchange of Global Notes for Certificated Notes
AbbVie will issue Certificated Notes upon surrender by DTC of the Global Notes only if:
(1)   DTC (a) notifies AbbVie that it is no longer willing or able to act as a depositary or clearing system for the Global Notes or (b) ceases to be a clearing agency registered under the Exchange Act, and in either event, a successor depositary or clearing system is not appointed by AbbVie within 90 days of such notice or cessation;
(2)   there has occurred and is continuing an event of default and DTC notifies the Trustee of its decision to exchange the Global Note for Certificated Notes; or
(3)   AbbVie determines not to have the Notes represented by a Global Note.
In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).
Neither we nor the Trustee will be liable for any delay by DTC or its nominee in identifying the holders of beneficial interests in the Global Notes, and each such person may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Certificated Notes to be issued).

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a general discussion of the material U.S. federal income tax considerations that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below and collectively referred to as “Holders”) with respect to the ownership and disposition of the Notes acquired in this offering, but does not purport to be a complete analysis of all the potential tax considerations. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, and administrative rulings of the Internal Revenue Service (“IRS”) and judicial decisions, each as in effect as of the date hereof. These authorities are subject to differing interpretations and may change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth herein.
This discussion applies only to Holders that purchase Notes in the initial offering at their original “issue price” (i.e., the first price at which a substantial amount of the Notes is sold to purchasers (other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash) and hold Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address tax considerations applicable to subsequent purchasers of the Notes. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their individual circumstances or the U.S. federal income tax consequences applicable to Holders that are subject to special rules under the U.S. federal income tax laws including, for example, banks and other financial institutions, insurance companies, tax-exempt organizations, partnerships or other pass-through entities (or investors therein), individual retirement and other tax deferred accounts, dealers or traders in securities or currencies, regulated investment companies, real estate investment trusts, U.S. Holders whose “functional currency” is not the U.S. dollar, traders in securities that elect a mark-to-market method of accounting, “controlled foreign corporations,” “passive foreign investment companies,” U.S. expatriates, non-U.S. trusts and estates that have U.S. beneficiaries, and persons holding Notes as part of a hedge, straddle, conversion transaction or other integrated transaction or risk reduction transaction, or persons required to accelerate the recognition of any item of gross income with respect to the Notes as a result of such income being recognized on an applicable financial statement. This discussion does not address the tax consequences of the ownership or disposition of Notes arising under the alternative minimum tax or the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor any considerations with respect to any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury regulations promulgated thereunder and any intergovernmental agreements entered in connection therewith and any laws, regulations or practices adopted in connection with any such agreement), and does not address any U.S. federal tax laws other than those pertaining to the income tax, nor does it address any foreign, state or local tax consequences. We have not sought, and will not seek, any ruling from the IRS with respect to the statements made and the conclusions reached in this discussion, and we cannot assure you that the IRS will agree with such statements and conclusions.
As used herein, a “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

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a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia;

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an estate the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust validly elected to be treated as a U.S. person under applicable Treasury regulations.

As used herein, a “Non-U.S. Holder” is a beneficial owner of a Note that is, for U.S. federal income tax purposes, an individual, corporation, trust, or estate that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Notes, the U.S. federal income tax treatment of a partner in such entity will generally depend upon the status of the partner and the activities of the entity. Holders of Notes that are partnerships or partners in such entities should consult their own tax advisors regarding the tax consequences to them of the purchase, ownership and disposition of Notes.
THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF NOTES. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION AND EFFECT OF ANY STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.
The terms of the Notes provide for payments by us in excess of stated interest or principal, or prior to their scheduled payment dates, under certain circumstances. The possibility of such payments may implicate special rules under Treasury regulations governing “contingent payment debt instruments.” According to those Treasury regulations, the possibility that such payments of excess or accelerated amounts will be made will not affect the amount of income a Holder recognizes in advance of the payment of such excess or accelerated amounts if there is only a remote chance as of the date the Notes are issued that such payments will be made. We intend to take the position that the likelihood that such payments of excess or accelerated amounts will be made is remote within the meaning of the applicable Treasury regulations. The remainder of this discussion assumes that this position will be respected. Our position that these contingencies are remote is binding on a Holder unless such Holder discloses its contrary position to the IRS in the manner required by applicable Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position successfully, a Holder might be required, among other things, to accrue interest income based on a projected payment schedule and comparable yield, which may be in excess of stated interest, and treat as ordinary income rather than capital gain any income realized on the taxable disposition of a Note. In the event a contingency described above occurs, it would affect the amount, timing and character of the income or loss recognized by a Holder. Prospective investors should consult their own tax advisors regarding the tax consequences if the Notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the Notes will not be considered contingent payment debt instruments.
Certain U.S. Federal Income Tax Considerations for U.S. Holders
Payments of Interest
Payments of stated interest on a Note will generally be taxable to U.S. Holders as ordinary interest income at the time such interest payments are accrued or received, depending on such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. It is anticipated, and this discussion assumes, that the issue price of the Notes will be equal to the stated principal amount or, if the issue price is less than the stated principal amount, that the difference will be a de minimis amount (as set forth in the applicable Treasury regulations).
Sale, Exchange, Redemption or Other Taxable Disposition of the Notes
Upon the sale, exchange, redemption or other taxable disposition of a Note, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between (i) the sum of all cash plus the fair market value of all other property received on such disposition (other than amounts properly attributable to accrued and unpaid interest, which, to the extent not previously included in income, will be treated as ordinary interest income) and (ii) such U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in the Note will generally equal the amount such U.S. Holder paid for the Note. Any gain or loss recognized on the sale, exchange, redemption or other taxable disposition of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder held the Note for a period of more than one year. Long-term capital gains recognized by certain non-corporate

U.S. Holders, including individuals, are generally subject to tax at preferential rates. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
Information reporting generally will apply to payments of principal and interest on the Notes and payments of the proceeds from a sale or other disposition (including retirement or a redemption) of the Notes unless the U.S. Holder is an exempt recipient. U.S. federal backup withholding (currently, at a rate of 24%) generally will apply to such payments if the U.S. Holder fails to (i) provide a properly completed and executed IRS Form W-9 to the applicable withholding agent providing such U.S. Holder’s correct taxpayer identification number and complying with certain certification requirements or (ii) otherwise establish an exemption from backup withholding. U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding, and the procedures for establishing such exemption, if applicable.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.
Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders
Payments of Interest
Subject to the discussion below under “— Information Reporting and Backup Withholding,” payments of interest on the Notes to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax under the “portfolio interest exemption,” provided that:
•
such interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, in the case of an income tax treaty resident, is not attributable to a permanent establishment of the Non-U.S. Holder in the United States);

•
the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

•
the Non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code;

•
the Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•
either (1) the Non-U.S. Holder of the Notes provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying, under penalties of perjury, that it is not a “United States person” (as defined in the Code) and providing its name and address or (2) a financial institution that holds Notes on behalf of the Non-U.S. Holder certifies to the applicable withholding agent, under penalties of perjury, that it has received such properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from the beneficial owner and provides the applicable withholding agent with a copy thereof.

If a Non-U.S. Holder cannot satisfy the requirements of the “portfolio interest exemption” described above, payments of interest made to such Non-U.S. Holder will generally be subject to U.S. federal withholding tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty, unless such interest is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder in the United States) and such Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI. In order to claim an exemption from or reduction of withholding under an applicable income tax treaty, a Non-U.S. Holder generally must provide to the applicable withholding agent a properly completed and executed IRS

Form W-8BEN or IRS Form W-8BEN-E, as applicable. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.
Interest paid to a Non-U.S. Holder that is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder in the United States), generally will not be subject to the U.S. federal withholding tax discussed above, provided that the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI. Instead, such interest generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. person. A Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.
Sale, Exchange, Redemption or Other Taxable Disposition of the Notes
Subject to the discussion below under “— Information Reporting and Backup Withholding,” any gain realized on the sale, exchange, redemption or other taxable disposition of a Note by a Non-U.S. Holder (other than amounts properly attributable to accrued and unpaid interest, which generally will be treated as described under “— Non-U.S. Holders — Payments of Interest”) generally will not be subject to U.S. federal income or withholding tax, unless:
•
such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder in the United States); or

•
such Non-U.S. Holder is an individual who is present in the United States for a period of 183 days or more during the taxable year of the disposition and certain other conditions are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. person. A Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.
Gain described in the second bullet point above generally will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty), which gain may be offset by certain U.S.-source capital losses, if any, of the Non-U.S. Holder.
Information Reporting and Backup Withholding
Generally, we must report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to such Non-U.S. Holder and the amount of tax, if any, withheld with respect to such payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. This information may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides or is established pursuant to the provisions of a specific treaty or agreement with those tax authorities.
U.S. backup withholding tax (currently, at a rate of 24%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Interest paid to a Non-U.S. Holder generally will be exempt from backup withholding if the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise establishes an exemption.
Under Treasury regulations, the payment of proceeds from the disposition of a Note by a Non-U.S. Holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying such Non-U.S. Holder’s

non-U.S. status or by otherwise establishing an exemption. The payment of proceeds from the disposition of Notes by a Non-U.S. Holder effected at a non-U.S. office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless such Non-U.S. Holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying such Non-U.S. Holder’s non-U.S. status or by otherwise establishing an exemption. Backup withholding will apply if the disposition is subject to information reporting and the broker has actual knowledge that the Non-U.S. Holder is a U.S. person.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner. Non-U.S. Holders should consult their own tax advisors regarding the application of these rules to their particular circumstances.

UNDERWRITING (CONFLICTS OF INTEREST)
Subject to the terms and conditions contained in an underwriting agreement, dated as of the date of this prospectus supplement between the Issuer and the underwriters named below, for whom Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, BofA Securities, Inc. and Citigroup Global Markets Inc. are acting as representatives, the Issuer has agreed to sell to each underwriter, and each underwriter has severally and not jointly agreed to purchase from the Issuer, the principal amount of Notes that appears opposite its name in the table below:
Underwriter	Principal Amount of 20 Notes	Principal Amount of 20 Notes	Principal Amount of 20 Notes	Principal Amount of 20 Notes	Principal Amount of 20 Notes	Principal Amount of 20 Notes
Morgan Stanley & Co. LLC	$	$	$	$	$	$
J.P. Morgan Securities LLC
BofA Securities, Inc.
Citigroup Global Markets Inc.
Total	$	$	$	$	$	$
The underwriters are offering the Notes subject to their acceptance of the Notes from the Issuer and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the Notes offered by this prospectus supplement if any such Notes are taken.
Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to     % of the principal amount of the 20   Notes, up to     % of the principal amount of the 20   Notes, up to     % of the principal amount of the 20   Notes, up to     % of the principal amount of the 20   Notes, up to     % of the principal amount of the 20   Notes and up to     % of the principal amount of the 20   Notes. Any such securities dealers may resell any Notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to     % of the principal amount of the 20   Notes, up to     % of the principal amount of the 20   Notes, up to     % of the principal amount of the 20   Notes, up to     % of the principal amount of the 20   Notes, up to    % of the principal amount of the 20   Notes and up to     % of the principal amount of the 20   Notes. If all the Notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The underwriters may offer and sell notes through certain of their affiliates.
The Notes are new issues of securities with no established trading markets. We do not intend to apply for the Notes to be listed on any securities exchange or to arrange for the Notes to be quoted on any quotation system. Certain of the underwriters have advised us that they intend to make markets in the Notes, but they are not obligated to do so. The underwriters may discontinue any market making in the Notes at any time without notice at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the prices you receive when you sell will be favorable. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.
We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately $       million. We have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.
We expect to deliver the Notes against payment for the Notes on            , 2024, which is the second business day following the date of the pricing of the Notes (“T+2”).

Stabilization and Short Positions
In connection with the offering of the Notes, the underwriters may purchase and sell Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the Notes while the offering is in progress.
These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market prices of the Notes. As a result, the prices of the Notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the Notes. These transactions may be effected in the over-the-counter market or otherwise.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.
As a result, certain of the underwriters or their respective affiliates may receive a portion of the net proceeds from this offering that may be used to redeem, satisfy and discharge or prepay, as the case may be, our indebtedness under existing or future debt agreements. J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC or their respective affiliates have acted as financial advisors to us in connection with the ImmunoGen Acquisition and may receive fees in connection therewith, and Morgan Stanley & Co. LLC or its respective affiliates has acted as financial advisor to us in connection with the Cerevel Acquisition and may receive fees in connection therewith. A certain affiliate of J.P. Morgan Securities LLC serves as administrative agent, certain affiliates of Morgan Stanley & Co. LLC and BofA Securities, Inc. serve as syndication agents, and BofA Securities, Inc. and certain affiliates of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC serve as joint lead arrangers and bookrunners under our Revolving Credit Facility, and certain of the underwriters and their affiliates are lenders thereunder and may receive customary fees in connection therewith. In addition, under our New Term Facility, an affiliate of J.P. Morgan Securities LLC serves as administrative agent, an affiliate of Morgan Stanley & Co. LLC serves as syndication agent, affiliates of J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC serve as joint lead arrangers and bookrunners, and certain of the underwriters are agents and/or lenders thereunder. An affiliate of BofA Securities, Inc. serves as administrative agent, and BofA Securities, Inc. serves as joint lead arranger and bookrunner, and an affiliate of BofA Securities, Inc. is a lender under our Term Loan Facility dated as of February 23, 2022. Certain of the underwriters and/or their respective affiliates have also agreed to provide interim financing to us to fund the Acquisitions under certain circumstances (and subject to customary conditions) in the event this offering is not consummated, for which these underwriters and/or their respective affiliates will be paid customary fees. These interim financing commitments will be reduced by, among other things, the aggregate principal amount of Notes issued in this offering upon the closing of this offering.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours or our affiliates (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Conflicts of Interest
As described in “Use of Proceeds,” the Company intends to use the net proceeds from the sale of the Notes (i) to repay loans incurred under the New Term Facility (which loans were used to fund a portion of the ImmunoGen merger consideration), (ii) together with cash on hand, to fund the Cerevel merger consideration and to repay certain indebtedness of Cerevel and its subsidiaries, (iii) to repay outstanding borrowings under the Company’s commercial paper program, (iv) to pay fees and expenses in respect of the foregoing, and (v) for general corporate purposes. Because of the manner in which the proceeds will be used, more than five percent of the net proceeds of the offering may be paid to members or affiliates of members of the Financial Industry Regulatory Authority, Inc. participating in the offering, which creates a conflict of interest under FINRA Rule 5121. As a result, the offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required because the Notes will be investment grade rated.
Selling Restrictions
Canada
The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Dubai International Financial Centre
This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The Notes to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Notes offered should conduct their own due diligence on the Notes. If you do not understand the contents of this prospectus supplement or the accompanying prospectus you should consult an authorized financial advisor.

In relation to its use in the Dubai International Finance Center (“DIFC”), this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the Notes may not be offered or sold directly or indirectly to the public in the DIFC.
European Economic Area
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (a) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (b) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement and accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the Notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Notes without disclosure to investors under Chapter 6D of the Corporations Act.
The Notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring the Notes must observe such Australian on-sale restrictions.
This prospectus supplement and accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. They do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and accompanying prospectus are appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
United Kingdom
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “U.K.”). For these purposes, a retail investor means a person who is one (or more) of (a) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European

Union (Withdrawal) Act 2018 (the “EUWA”); (b) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the EUWA; or (c) not a qualified investor as defined in Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “U.K. Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “U.K. PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the U.K. has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the U.K. may be unlawful under the U.K. PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of Notes in the U.K. will be made pursuant to an exemption under the U.K. Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the U.K. Prospectus Regulation or the FSMA.
Hong Kong
The Notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Japan
The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
Singapore
Neither this prospectus supplement nor the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has not offered or sold any Notes or caused such Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such Notes or cause such Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such Notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA, except:

(i)
to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

(ii)
where no consideration is or will be given for the transfer;

(iii)
where the transfer is by operation of law;

(iv)
as specified in Section 276(7) of the SFA; or

(v)
as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore SFA Product Classification — Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
South Korea
The Notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the Notes have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) S-27 or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the Notes, the Notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the regulation on issuance, public disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of notes of Korea, provided that (a) the Notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the Notes acquired by such Korean QIBs in the primary market is limited to less than 20 percent of the aggregate issue amount of the Notes, (c) the Notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant purchase agreement, subscription agreement, and the offering circular and (e) the Company and the underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.

Switzerland
This prospectus supplement and the accompanying prospectus are not not intended to constitute an offer or solicitation to purchase or invest in the Notes. The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompany prospectus nor any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.
Taiwan
The Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan that require a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Notes in Taiwan.
United Arab Emirates
The Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

WHERE TO OBTAIN MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 with respect to the Notes offered hereby. This prospectus supplement does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the Notes offered hereby, reference is made to the registration statement.
We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet from the SEC’s website at www.sec.gov, or our website at www.abbvie.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus supplement or the registration statement of which this prospectus supplement forms a part and you should not rely on any such information in making your investment decision.
INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede information included or previously incorporated by reference into this prospectus supplement from the date we file the document containing such information. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. Except to the extent furnished and not filed with the SEC pursuant to Items 2.02 or 7.01 of Form 8-K or as otherwise permitted by the SEC rules, we incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such documents shall be deemed to be incorporated by reference into this prospectus supplement and to be a part of this prospectus supplement from the respective dates of filing thereof.
The documents we incorporate by reference into this prospectus supplement are:
1.   AbbVie’s Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 20, 2024;
2.   The portions of our Definitive Proxy Statement on Schedule 14A, filed on March 20, 2023, incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on February 17, 2023; and
3.   AbbVie’s Current Reports on Form 8-K as filed with the SEC on February 20, 2024 (Item 5.02 only).
Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference in the documents. You may obtain documents incorporated by reference into this prospectus supplement by writing to us at the following address or by calling us at the telephone number listed below:
AbbVie Inc.
1 North Waukegan Road
North Chicago, Illinois 60064
Attention: Investor Relations
(847) 932-7900
http://investors.abbvie.com

INDUSTRY AND MARKET DATA
This prospectus supplement and the accompanying prospectus, and any document incorporated by reference into this prospectus supplement and the accompanying prospectus, may include industry and trade association data, forecasts and information that we have prepared based, in part, upon data, forecasts and information obtained from independent trade associations, industry publications and surveys and other information available to us. Some data are also based on our good-faith estimates, which are derived from management’s knowledge of the industry and independent sources. Industry publications and surveys and forecasts generally state that the information contained in these materials has been obtained from sources believed to be reliable. Although we believe these sources are reliable, we have not independently verified the information. In certain of the markets in which we operate, it may be difficult to directly ascertain industry or market data. Unless otherwise noted, statements about our market share and market position are approximated and based on management experience and estimates using the above-mentioned third-party data combined with our internal analysis and estimates. While we are not aware of any misstatements regarding our industry data presented in the applicable documents, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. Similarly, while we believe our internal research is reliable, such research has not been verified by any independent sources.

FORWARD-LOOKING STATEMENTS
Some statements in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). The words “believe,” “expect,” “anticipate,” “project” and similar expressions and uses of future or conditional verbs, generally identify “forward looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Where, in any forward looking statement, an expectation or belief as to future results or events is expressed or implied, such expectation or belief is based on the current plans and expectations of AbbVie management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie’s operations is set forth in Item 1A, “Risk Factors,” in AbbVie’s Annual Report on Form 10-K for the year ended December 31, 2023, which has been filed with the Securities and Exchange Commission. AbbVie notes these factors for investors as permitted by the PSLRA. AbbVie does not undertake, and specifically declines, any obligation to update the forward-looking statements included in this prospectus supplement to reflect events or circumstances after the date hereof, unless AbbVie is required by applicable securities law to do so.

LEGAL MATTERS
Certain legal matters related to the offering will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York. Certain legal matters related to the offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, and the effectiveness of our internal control over financial reporting as of December 31, 2023, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PROSPECTUS
ABBVIE INC.
Debt Securities
This prospectus relates to the sale of one or more series of debt securities of AbbVie Inc., a Delaware corporation (“AbbVie,” “we,” “us” or the “Company”), from time to time, on terms and at prices determined at the time the debt securities are offered for sale. The terms and prices will be described in more detail in one or more supplements to this prospectus. Before investing, you should carefully read this prospectus and any related prospectus supplement or free writing prospectus. Prospectus supplements or free writing prospectuses may also add, update, or change information contained in this prospectus.
We may offer and sell these securities to or through agents, underwriters, dealers, or directly to purchasers on a continuous or a delayed basis. The names of any agents, underwriters, or dealers and the terms of the arrangements with such entities will be stated in the applicable prospectus supplement.
Investing in our securities involves risks. See “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “2021 Annual Report”), in our subsequent periodic filings with the Securities and Exchange Commission (the “SEC”) incorporated by reference in this prospectus and in the applicable prospectus supplement or any related free writing prospectuses that we have authorized for use in connection with a specific offering.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated February 22, 2022.

ii

ABOUT THIS PROSPECTUS
This prospectus is part of an automatic shelf registration statement that we filed with the SEC as a “well known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Using this process, we may offer and sell debt securities described in this prospectus in one or more offerings from time to time.
We have not authorized anyone to give any information or to make any representations concerning the debt securities we may offer except those which are in this prospectus, any prospectus supplement that is delivered with this prospectus, any related free writing prospectus that we authorize, or any documents incorporated by reference into this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information or representations that others may give or make to you. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the debt securities that are referred to in the prospectus supplement. This prospectus is not an offer to sell or a solicitation of an offer to buy debt securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any offer or sale of debt securities, as an indication that there has been no change in our affairs since the date of this prospectus.
This prospectus provides you with a general description of debt securities we may offer. Each time we sell debt securities described in this prospectus, we will provide a prospectus supplement or free writing prospectus that will contain specific information about the terms of that offering and the debt securities being offered at that time. The prospectus supplement or free writing prospectus also may add, update or change information contained in this prospectus, and any statement in this prospectus will be modified or superseded by any inconsistent statement in a prospectus supplement or free writing prospectus. You should read both this prospectus and any prospectus supplement or free writing prospectus together with the additional information described under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”
You should not assume that the information in this prospectus or any applicable prospectus supplement or any related free writing prospectus is accurate as of any date other than the date on the cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS
Some statements in this prospectus, any prospectus supplement and the documents incorporated herein by reference, including the sections entitled “Prospectus Summary” and “Risk Factors,” may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions, among others, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, failure to realize the expected benefits from AbbVie’s acquisition of Allergan plc (“Allergan”), failure to promptly and effectively integrate Allergan’s businesses, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, changes to laws and regulations applicable to our industry and the impact of public health outbreaks, epidemics or pandemics, such as COVID-19. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie’s operations is set forth in Item 1A, “Risk Factors,” in AbbVie’s 2020 Annual Report, which has been filed with the SEC. AbbVie notes these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. AbbVie undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our debt securities. You should read the following summary together with the more detailed information regarding our Company, the securities being registered hereby and our financial statements and notes thereto incorporated by reference into this prospectus.
AbbVie Inc.
Overview
AbbVie is a global, diversified research-based biopharmaceutical company positioned for success with a comprehensive product portfolio that has leadership positions across immunology, hematologic oncology, neuroscience, aesthetics and eye care. AbbVie uses its expertise, dedicated people and unique approach to innovation to develop and market advanced therapies that address some of the world’s most complex and serious diseases.
AbbVie was incorporated in Delaware on April 10, 2012. On January 1, 2013, AbbVie became an independent, publicly traded company as a result of the distribution by Abbott Laboratories (“Abbott”) of 100% of the outstanding common stock of AbbVie to Abbott’s shareholders.
AbbVie also maintains an Internet site at www.abbvie.com. AbbVie’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.
The address of AbbVie’s principal executive offices is 1 North Waukegan Road, North Chicago, Illinois 60064. AbbVie’s telephone number is 847-932-7900.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede information included or previously incorporated by reference into this prospectus from the date we file the document containing such information. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Except to the extent furnished and not filed with the SEC pursuant to Item 2.02 or 7.01 of Form 8-K or as otherwise permitted by the SEC rules, we incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from the date of this prospectus until the completion of the offering in the relevant prospectus supplement to which this prospectus relates or the offering is terminated.
The documents we incorporate by reference into this prospectus are:
1.
Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on February 18, 2022;

2.
The information in Part III of the Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC on February 19, 2021, incorporated by reference from the Company’s Definitive Proxy Statement on Schedule 14A, as filed with the SEC on March 22, 2021.

This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about AbbVie and our debt securities.
Documents incorporated by reference into this prospectus are available from us, without charge, excluding all exhibits unless specifically incorporated by reference in the documents. You may obtain documents incorporated by reference into this prospectus by writing to us at the following address or by calling us at the telephone number listed below:
AbbVie Inc.
1 North Waukegan Road
North Chicago, Illinois 60064
Attention: Investor Relations
(847) 932-7900
http://investors.abbvie.com
We have not authorized anyone to provide you with any information other than that contained or incorporated by reference into this prospectus, any accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you and take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 with respect to the debt securities offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the debt securities offered hereby, reference is made to the registration statement.
We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet from the SEC’s website at www.sec.gov, or our website at www.abbvie.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which this prospectus forms a part and you should not rely on any such information in making your investment decision.

RISK FACTORS
Investing in our debt securities involves risks. You should carefully consider the risks described under “Risk Factors” beginning on page 15 of our 2021 Annual Report, which is incorporated by reference herein, as well as the other information contained or incorporated by reference into this prospectus or any prospectus supplement hereto before making a decision to invest in our debt securities.
Our business, financial condition, results of operations, and cash flows could be materially adversely affected by any of these risks. The market or trading price of our debt securities could decline due to any of these risks. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business and operations or cause the price of our debt securities to decline. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS
Except as may be described otherwise in a prospectus supplement, we expect to use the net proceeds from the sale of the debt securities under this prospectus for future acquisitions, stock repurchases, the repayment of indebtedness, capital expenditures, dividends, working capital, and any other general corporate purpose.

DESCRIPTION OF DEBT SECURITIES
The following description, together with the additional information that may be included in any applicable prospectus supplement and in any related free writing prospectuses, summarizes the material terms and provisions of the debt securities that AbbVie may offer under this prospectus. While the terms summarized below will apply generally to any debt securities that AbbVie may offer, the particular terms of any debt securities will be described in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below.
AbbVie may issue debentures, notes or other evidences of indebtedness, which we refer to as “debt securities,” from time to time in one or more distinct series. The debt securities may be senior debt securities or subordinated debt securities.
The debt securities will be governed by an indenture, dated as of November 8, 2012 (the “indenture”), between AbbVie and U.S. Bank Trust Company, National Association, as trustee. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The trustee under the indenture has two main roles:
•
first, subject to some limitations, the trustee can enforce your rights against us if we default.

•
second, the trustee performs certain administrative duties for us, which include sending you notices and, if the trustee also performs the service of paying agent, interest payments.

The specific terms of debt securities being offered will be described in the applicable prospectus supplement. As you read this section, please remember that the specific terms of your debt securities as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. Thus, the statements we make in this section may not apply to your debt security.
The statements and descriptions in this prospectus or in any prospectus supplement or any document incorporated by reference into this prospectus or the applicable prospectus supplement regarding provisions of debt securities and the indenture are summaries of those provisions, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the debt securities and the indenture (including any amendments or supplements AbbVie may enter into from time to time which are permitted under the debt securities or the indenture). You should read the summary below, the applicable prospectus supplement, the indenture and any related documents before making your investment decision.
The applicable prospectus supplement will set forth the terms of the debt securities or any series thereof, including, if applicable:
•
the title of the debt securities of the series;

•
any limit upon the aggregate principal amount of the debt securities of the series which may be authenticated and delivered under the indenture;

•
the person to whom any interest on the debt securities of the series shall be payable, if other than the person in whose name the debt securities (or one or more predecessor debt securities) is registered at the close of business on the regular record date for such interest;

•
the date or dates on which the principal of the debt securities of the series is payable;

•
the rate or rates at which the debt securities of the series shall bear interest, if any, or the method of calculating such rate or rates of interest, and the date or dates from which such interest shall accrue;

•
the dates on which any such interest shall be payable and the regular record date for any interest payable on any such date;

•
the place or places where the principal of and any premium and interest on the debt securities of the series shall be payable;

•
the period or periods within which the price or prices at which and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part, at AbbVie’s option;

•
the obligation, if any, of AbbVie to redeem, purchase or repay the debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which the price or prices at which and the terms and conditions upon which the debt securities of the series shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

•
if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof, the denominations in which the debt securities of the series shall be issuable;

•
the currency, currencies or currency units in which payment of the principal of and any premium and interest on the debt securities of the series shall be payable if other than the currency of the United States of America and the manner of determining the equivalent thereof in the currency of the United States of America for purposes of the indenture;

•
if the amount of payments of principal of or any premium or interest on any debt securities of the series may be determined with reference to an index or formula, the manner in which such amounts shall be determined;

•
if the principal of or any premium or interest on the debt securities of the series is to be payable, at the election of AbbVie or a holder thereof, in one or more currencies or currency units other than that or those in which the debt securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on the debt securities of such series as to which such election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made;

•
the application, if any, of the provisions for the defeasance or covenant defeasance of the indenture to the debt securities of any series;

•
whether the debt securities of the series shall be issued in whole or in part in the form of one or more global securities and, in such case, the depositary with respect to such global security or securities and the circumstances under which any global security may be registered for transfer or exchange, or authenticated and delivered, in the name of a person other than such depositary or its nominee;

•
if other than the principal amount thereof, the portion of the principal amount of the debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof pursuant to the indenture;

•
whether payment of any amount due under the debt securities will be guaranteed by one or more guarantors, including one or more of our subsidiaries;

•
whether the debt securities will be secured or unsecured;

•
the forms of the debt securities;

•
a discussion of any material United States federal income tax consequences of owning and disposing of the debt securities; and

•
any other terms of the debt securities of the series (which terms shall not be inconsistent with the provisions of the indenture, except as permitted thereunder).

This prospectus is part of a registration statement that provides that AbbVie may issue debt securities from time to time in one or more series under the indenture, in each case with the same or various maturities, at par or at a discount. Unless otherwise indicated in the applicable prospectus supplement, the aggregate principal amount of debt securities that may be issued under the applicable indenture is unlimited.
The indenture contains certain restrictive covenants that will apply to AbbVie and its subsidiaries unless otherwise indicated in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

PLAN OF DISTRIBUTION
We may sell debt securities to or through underwriters and also directly to other purchasers or through agents.
The distribution of the debt securities offered under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.
In connection with the sale of debt securities, underwriters may receive compensation from us or from purchasers of debt securities for whom they may act as agents in the form of discounts, concessions, or commissions.
Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters, and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of debt securities offered under this prospectus may be “underwriters,” as defined in the Securities Act. Any underwriters or agents will be identified and their compensation (including underwriting discount) will be described in the applicable prospectus supplement. The prospectus supplement will also describe the other terms of the offering, including any discounts or concessions allowed or re-allowed or paid to dealers and any securities exchanges on which the offered securities may be listed.
We may have agreements with the underwriters, dealers, and agents to indemnify them against certain liabilities, including certain liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers, or agents may be required to make as a result of those liabilities.
If the applicable prospectus supplement indicates, we may authorize dealers or agents to solicit offers by certain institutions to purchase debt securities from us pursuant to contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:
•
commercial and savings banks;

•
insurance companies;

•
pension funds;

•
investment companies; and

•
educational and charitable institutions.

An institutional purchaser’s obligation under the contract will be subject to the condition that the purchase of the offered debt securities at the time of delivery is allowed by the laws that govern such purchaser. The dealers and the agents will not be responsible for the validity or performance of the contracts.
In general, the debt securities will be a new issue of securities and will have no established trading market. Any underwriters to whom debt securities are sold for public offering and sale may make a market in the debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The debt securities may or may not be listed on a national securities exchange.
In connection with any offering of the debt securities offered under this prospectus, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the debt securities or any other securities the prices of which may be used to determine payments on the debt securities. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by underwriters of a greater number of debt securities than the underwriters are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the debt securities while the offering is in progress.
Underwriters may also impose a penalty bid in any offering of debt securities offered under this prospectus and any prospectus supplement through a syndicate of underwriters. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the other underwriters have repurchased debt securities sold by or for the account of such underwriter in stabilizing or short covering transactions.
These activities by underwriters may stabilize, maintain or otherwise affect the market price of the debt securities offered under this prospectus and any prospectus supplement. As a result, the price of such debt securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, legal matters in connection with the debt securities offered under this prospectus will be passed upon for us by Kirkland & Ellis LLP, New York, New York, and for any underwriters or agents by counsel named in the applicable prospectus supplement.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, and the effectiveness of our internal control over financial reporting as of December 31, 2021, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

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           , 2024